     As filed with the Securities and Exchange Commission on March 10, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                           KILROY REALTY CORPORATION
             (Exact Name Of Registrant As Specified In Its Charter)

                                --------------

                      MARYLAND                                             95-4598246
            (State Or Other Jurisdiction                                (I.R.S. Employer
         Of Incorporation Or Organization)                             Identification No.)

                     2250 East Imperial Highway, Suite 1200
                          El Segundo, California 90245
   (Address, Including zip code, and telephone number, including area code of registrant's principal executive offices)

                                --------------
                              Richard E. Moran Jr.
        Executive Vice President, Chief Financial Officer and Secretary
                           Kilroy Realty Corporation
                           2250 East Imperial Highway
                          El Segundo, California 90245
                                 (310) 563-5500
 (Name, address, including zip code, and telephone number, including area code of agent for service)

                                   Copies to:
                         Edward Sonnenschein, Jr., Esq.
                            J. Scott Hodgkins, Esq.
                                Latham & Watkins
                             633 West Fifth Street
                         Los Angeles, California 90071
                                 (213) 485-1234

                                --------------
   Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement as determined by market conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.                        [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_] .....................

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] .....................................................

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                                  Proposed maximum  Proposed maximum
             Title of each class of                                  Amount to be aggregate price  aggregate offering
           securities to be registered                                registered    per share(1)        price(1)
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..........                      1,000,000       $21.3125        $21,312,500
---------------------------------------------------------------------------------------------------------------------
Series B Junior Participating Preferred Stock Purchase Rights(2)..    1,000,000          *                 *
---------------------------------------------------------------------------------------------------------------------
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---------------------------------------------------------------------------------------------------------------------
             Title of each class of                                     Amount of
           securities to be registered                               registration Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..........                          $5,925
---------------------------------------------------------------------------------------------------------------------
Series B Junior Participating Preferred Stock Purchase Rights(2)..          *
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended, and is based on a per share price of $21.3125, the average of the high and low prices of our common stock as reported on the New York Stock Exchange Composite Tape on March 8, 1999.
(2) The rights are initially carried with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock.

                                --------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED March 10, 1999

PROSPECTUS

                           KILROY REALTY CORPORATION

                 DIVIDEND REINVESTMENT AND DIRECT PURCHASE PLAN

                                  ----------

                                  COMMON STOCK
                            Par Value $.01 Per Share

                                  ----------

  We are offering the opportunity to participate in our Dividend Reinvestment and Direct Purchase Plan. The plan is designed to provide our stockholders and other investors with a convenient and economical method to purchase shares of our common stock, par value $.01 per share, and to reinvest all or a portion of their cash dividends in additional shares of common stock. You may begin participating in the plan by completing a plan Enrollment Form and returning it to MellonBank, N.A., as agent, who will administer the plan. ChaseMellon Shareholders Services, L.L.C., a registered transfer agent, will provide certain administrative support to the agent.

  The prospectus relates to the offer and sale of up to 1,000,000 shares of common stock under the plan. You should retain this prospectus for future reference. Our common stock is listed on the New York Stock Exchange under the symbol "KRC."

  Some of the significant features of the plan are as follows:

  . You may purchase additional shares of common stock by automatically reinvesting all or a portion of your cash dividends.

  . If you are already one of our stockholders, you may purchase additional common stock by making optional cash purchases of between $100 to $5,000 in any calendar month. If you are not already one of our stockholders, you can make an optional cash purchase of between $750 and $5,000. Optional cash purchases in excess of $5,000 in any calendar month may be made only with our prior consent.

  . The plan will acquire shares of common stock purchased with reinvested dividends and optional cash purchases of up to and including $5,000 in any calendar month either:

    . directly from us in the form of newly issued shares of common stock, or

    . in the open market; or

    . in privately negotiated transactions from third parties; or

    . in some combination of the three previous options.

  . The plan will acquire the shares of common stock purchased by optional cash purchases in excess of $5,000 in any calendar month only from previously unissued shares of common stock, with our prior consent.

  . We may offer a discount of up to 2% (determined by us from time to time in accordance with the plan) on newly issued shares of common stock that you purchase pursuant to an optional cash purchase of more than $5,000 in any calendar month.

    Your participation in the plan is entirely voluntary, and you may terminate your participation at any time. If you are already a stockholder and do not choose to participate in the plan, you will continue to receive cash dividends, as declared, in the usual manner.

  Before you participate in our plan you should consider the risks discussed in "Risk Factors" beginning on page 5.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ----------

                 The date of this prospectus is March   , 1999.

   We have not authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUMMARY.......................................................   1
RISK FACTORS.............................................................   5
THE PLAN.................................................................  18
RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES.........................  31
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH AN INVESTMENT
 IN COMMON STOCK.........................................................  31
PLAN OF DISTRIBUTION AND UNDERWRITERS....................................  43

EXPERTS..................................................................  43

LEGAL MATTERS............................................................  43

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  43
WHERE YOU CAN FIND MORE INFORMATION......................................  44
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE..........................  45

                               PROSPECTUS SUMMARY

                                  The Company

   We develop, acquire, own, operate and manage principally Class A office and industrial buildings in select locations in key suburban submarkets, primarily in Southern California. For federal income tax purposes, we believe we have qualified, and we intend to continue to qualify, as a real estate investment trust, or "REIT." Our executive offices are located at 2250 E. Imperial Highway, Suite 1200, El Segundo, California, 90245, and our telephone number is
(310) 563-5500.

                        Dividend and Distribution Policy

   We intend to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed in order to maintain our qualification as a REIT under the Internal Revenue Code. Taxable income, if any, not distributed through regular dividends will be distributed annually in a special dividend. All distributions will be made at the discretion of our board of directors and will depend on our earnings and financial condition, the amount of distributions necessary to maintain our status as a REIT and other factors the board of directors deems relevant.

                                Use of Proceeds

   We do not know the number of stockholders and other investors that may participate in the plan and therefore we cannot estimate the number of shares of common stock that we may ultimately sell pursuant to the plan, or the prices at which we will sell such shares. In addition, our decision whether to sell newly issued shares of common stock to fulfill the requirements of the plan will affect the amount of proceeds that we receive. We plan to use the proceeds from shares of common stock purchased under the plan to continue our real estate acquisition, development and investment activities and for general corporate purposes. Pending these uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies and qualification as a REIT.

                              Summary of the Plan

   The following summary contains basic information about the plan set forth in a question and answer format and is qualified by reference to the full text of the plan which is filed as an exhibit to the registration statement which contains this prospectus and which was filed with the Securities and Exchange Commission with respect to the shares of common stock to be sold under the plan. We encourage you to read and consider the information contained in the plan and in documents identified in the sections entitled "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

 .  What is the purpose of the plan?

   The purpose of the plan is to provide our stockholders and other investors with a convenient and economical method of purchasing shares of common stock and investing all or a portion of their cash dividends in additional shares of common stock. The plan also provides us with a means of raising additional capital through the direct sale of common stock.

 .  How is the purchase price per share determined?

   The purchase price per share of common stock acquired through the plan as a result of the reinvestment of dividends will equal:

  . in the case of newly issued shares of common stock, the average of the high and low prices reported by the New York Stock Exchange on the applicable dividend payment date, or

  . in the case of shares purchased in the open market or in privately negotiated transactions, the average of the purchase price of all shares purchased by the agent for the plan with reinvested dividends for the applicable dividend payment date.

   The purchase price of shares acquired through optional cash purchases of $5,000 or less during any calendar month under the Cash Option Purchase Plan (which are also referred to in this prospectus as purchases under the "COPP") will be equal to:

  . in the case of newly issued shares of common stock, the average of the high and low prices reported by the New York Stock Exchange on the applicable COPP investment date, or

  . in the case of shares purchased in the open market or in privately negotiated transactions, the average of the purchase price of all shares purchased by the agent for the applicable COPP investment date though we may also advise the agent that it may purchase shares from time to time in its discretion over a 15-day period following the applicable dividend payment date or COPP investment date, as the case may be.

   During some months we may entertain optional cash purchases in excess of $5,000 under that portion of the plan referred to as the Waiver Discount Plan or "WDP." During those months, you may make optional cash purchases of shares of common stock exceeding $5,000, but only with our prior consent. Under the Waiver Discount Plan, we may offer a discount of up to 2% from the market price of the common stock based on the average of the high and low sales price per share reported on the New York Stock Exchange purchased on each trading day during the ten trading-day WDP investment period. We may also establish a threshold price for shares of common stock purchased under the WDP, as described below. Under the WDP, you may only purchase previously unissued shares of common stock.

   If you desire to make purchases of common stock exceeding $5,000 in any calendar month, you may telephone us at (310) 563-5500 three business days prior to the first day of the applicable investment period to determine whether:

  . we are considering offering shares pursuant to the Waiver Discount Plan for that month; and

  . we are employing a threshold price that will exclude from the determination of the average market price the trading days during the investment period when the average per share price on the New York Stock Exchange falls below the threshold price.

   Annex I to this prospectus lists the significant dates relating to optional cash purchases.

 .  How many shares may I purchase during any period?

   There is no limit to the number of shares of common stock you may purchase with reinvested dividends on any dividend payment date. However, under the COPP, if you are already one of our stockholders, you may make an investment in any calendar month of not less than $100 nor more than $5,000. If you are not already one of our stockholders, you must make an initial optional cash purchase of not less than $750 and not more than $5,000.

   You may request a waiver of the $5,000 monthly maximum by sending a written request to us. We will approve requests for waiver on a discretionary basis.

   Optional cash purchases that do not exceed $5,000 in any calendar month initially will not be subject to a threshold price or be sold at a discount to current market prices. However, we reserve the right to grant a discount in the future for such investments.

   We will return to you without interest amounts submitted for optional cash purchases of less than $100 (or, if you are not already one of our stockholders, $750 in the case of an initial optional cash purchase) and any optional cash purchases that exceeds $5,000 in any calendar month, unless a request for waiver under the WDP has been approved.

 .  Can I request a waiver of the purchase limitation?

   We have not predetermined a maximum limit on the amount of the investment or on the number of shares that you may purchase pursuant to a request for waiver under the WDP. With respect to optional cash purchases in excess of $5,000 in any calendar month made pursuant to a request for waiver, we may, in our sole discretion, establish each month a discount and a threshold price. We may establish a discount from market prices of up to 2%, after a review of current market conditions, the level of participation, and our current and projected capital needs. The discount may vary from month to month. The threshold price will equal the minimum price, determined without giving effect to the applicable discount, if any, applicable to purchases of common stock under the WDP in a given month. For each trading day during an investment period on which the threshold price is not satisfied, we will return one-tenth of your optional cash purchase for that month under the WDP to you as soon as practicable after the applicable WDP investment period, without interest.

   If you acquire shares of common stock through the plan and resell them shortly before or after acquiring them, you may be considered to be an underwriter within the meaning of the Securities Act of 1933, as amended. We expect that certain persons will acquire shares of common stock pursuant to a request for waiver and resell such shares in order to realize the financial benefit of any discount then being offered under the plan. We have no arrangements or understandings, formal or informal, with any person relating to a distribution of shares to be received pursuant to the plan by such person.

 .  How many shares are being sold under the plan?

   We are registering 1,000,000 shares of common stock for sale under the plan. There is no limit on the number of these shares that we may direct the agent to purchase in the open market or in privately negotiated transactions. The agent will acquire shares of common stock with reinvested dividends under the plan and with cash submitted under the COPP by purchasing either newly issued shares of common stock directly from us or shares in the open market or in privately negotiated transactions, or a combination of both. The agent will acquire shares of common stock purchased under the WDP only from previously unissued shares of common stock.

                              Recent Developments

   For the fiscal year ended December 31, 1998, we had revenues of $136.3 million, net income of $38.8 million or $1.43 per share diluted and funds from operations of $71.2 million. For the fourth quarter ended December 31, 1998, we had revenues of $39.3 million, net income of $10.2 million or $0.37 per share diluted, and funds from operations of $18.9 million. In addition, during the fiscal year ended December 31, 1998, we completed $254 million in building acquisitions and $71 million in new development, adding more than 2.5 million square feet of space to our office and industrial real estate portfolio. As of December 31, 1998 we had approximately 932,000 square feet of office and industrial space under construction, representing a total projected investment of $114 million. As of December 31, 1998 an additional 2.2 million square feet of space was in various stages of pre-development and preleasing, which we presently plan to build over the next several years on a phased basis.

   On February 18, 1999, our board of directors declared a regular quarterly cash dividend of $0.42 per common share payable on April 9, 1999. The dividend is payable to stockholders of record on March 31, 1999. The dividend is equivalent to a 3.7% increase in the annual rate to $1.68 per share from the previous annualized dividend rate of $1.62.

   On January 8, 1999, we distributed a quarterly cash dividend to our stockholders of $.405 per common share.

   In addition, Kilroy Realty, L.P. made the following distributions to its unitholders:

  . on November 15, 1998, an aggregate of $1,514,062 to holders of its Series A Cumulative Redeemable Preferred Units;

  . on January 8, 1999, the amount of $.405 per common unit to holders of its common units; and

  . on February 15, 1999, an aggregate of $1,514,062 to holders of its Series A Cumulative Redeemable Preferred Units, and an aggregate of $747,396 to holders of its Series C Cumulative Redeemable preferred Units.

                                  RISK FACTORS

   Set forth below are the risks that we believe are material to investors who participate in our plan. In addition to other information contained or incorporated by reference in this prospectus or in an accompanying prospectus supplement, you should carefully consider the following factors before participating in our plan.

Most of our properties are located in Southern California.

   Most of our properties are located in Southern California. As of December 31, 1998, these properties represented:

  .approximately 85.5% of the aggregate square footage of all of our properties; and

  .88.4% of our annualized base rent.

   Our annualized base rent means the monthly contractual rent under existing leases on December 31, 1998, multiplied by 12. The annualized base rent excludes expense reimbursements and rental abatements.

   Our ability to make expected distributions to our stockholders depends on our ability to generate funds from operations in excess of scheduled principal payments on debt, payments on the preferred limited partnership units issued by Kilroy Realty, L.P. and capital expenditure requirements. Events and conditions beyond our control may decrease funds available for distribution and the value of our properties. Examples include:

  .oversupply or reduced demand for local real estate,

  .tenant layoffs,

  .tenant downsizings,

  .industry or economic slowdowns,

  .changing submarket demographics, and

  .property damage resulting from seismic activity.

   Concentrating most of our properties in a single geographic region may expose us to greater economic risks than if we owned properties in several geographic regions. Any adverse economic or real estate developments in the Southern California region could adversely impact our financial condition, results from operations, cash flow, the quoted per share trading price of our common stock and our ability to pay distributions to our stockholders.

We face risks common to all real estate companies.

   General. Our ability to make expected distributions to our stockholders depends on our ability to generate funds from operations in excess of scheduled principal payments on debt, payments on the preferred limited partnership units issued by Kilroy Realty, L.P. and capital expenditure requirements. Rents from our properties and the value of our properties may decrease as a result of one or more of the following events or conditions, some of which are beyond our control:

  .the general economic climate;

  .competition from other office, industrial, and other commercial buildings;

  .local oversupply or reduction in demand of office, industrial or other commercial space;

  .our ability to collect rent from tenants;

  .vacancies or our inability to rent spaces on favorable terms;

  . our ability to finance property development and acquisitions on favorable terms;

  .  changes in interest rate levels;

  . increased operating costs, including insurance premiums, utilities, and real estate taxes;

  .  costs of complying with changes in governmental regulation;

  .  changes in the tax laws; and

  .  the relative illiquidity of real estate investments.

   If our rent revenue decreases, we still have significant expenditures, such as debt service, payments on the preferred limited partnership units issued by Kilroy Realty, L.P., mortgage payments, real estate taxes and property maintenance costs, each of which may remain unchanged.

   We have incurred a significant amount of debt. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate the properties or to pay the distributions necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements may have important consequences, including the following:

  . our cash flow may be insufficient to meet our required principal and interest payments;

  . we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

  . we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

  . we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and

  . our default under one mortgage loan with cross default provisions could result in a default on other indebtedness.

   If any one of these events were to occur, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to our stockholders could be adversely affected. In addition, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder our ability to meet the strict REIT distribution requirements imposed by the Internal Revenue Code.

   We face significant competition. We compete with several developers, owners and operators of office, industrial and other commercial real estate. Substantially all of our properties are located in areas with similar properties as our competitors. Competition from these other properties may effect our ability to attract and retain tenants and reduce the rents that we may obtain. Many of these competing properties have high vacancy rates, which may result in lower-priced space being available.

   Potential losses may not be covered by insurance. We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of our properties. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots or acts of war. Some of our policies, like those covering losses due to floods, are insured subject to limitations involving large deductibles or co-payments and policy limits. In addition, we carry earthquake insurance on our properties located in areas known to be subject to earthquakes in an amount and with deductions which we believe are commercially reasonable. As of September 30, 1998, 74 of our office buildings aggregating
4.9 million square feet (representing 44.1% of our properties based on aggregate square footage and 65.9% of our annualized base rent) were located in areas known to be subject to earthquakes. As of September 30, 1998, 71 of our industrial buildings aggregating 4.5 million square feet (representing 40.5% of our properties based on aggregate square footage and 23.6% of our annualized based rent) were located in areas known to be subject to earthquakes.

While we presently carry earthquake insurance on these properties, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. In addition, we may discontinue earthquake insurance on these or any of our other properties in the future if the premiums for earthquake insurance are not economical.

   If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future revenue from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the properties were unrepairable.

   We may be unable to complete acquisitions and successfully operate acquired properties. We intend to continue to acquire office and industrial properties when strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them is subject to many risks:

  . we may be unable to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

  . even if we enter into agreements for the acquisition of office and industrial properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

  .  we may not be able to finance the acquisition on favorable terms;

  . we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties; and

  .  we may lease the acquired properties at below expected rates.

   If we cannot finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to our stockholders could be adversely affected.

   We may be unable to complete development projects and successfully operate developed properties. Property development involves significant risks:

  .  we may be unable to obtain construction financing on favorable terms;

  . we may be unable to obtain permanent financing at all or on advantageous terms if we finance development projects through construction loans;

  . we may not complete development projects on schedule or within budgeted amounts;

  . we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations;

  . we will expend funds on and devote management's time to projects which we may not complete; and

  .  we may lease the developed properties at below expected rental rates.

   If any one of these events were to occur, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to you could be adversely affected.

   While we primarily develop office and industrial property in Southern California markets, we may in the future develop properties for retail or other use and expand our business to other geographic regions where we expect the development of property to result in favorable risk-adjusted returns on our investment. Presently, we do not possess the same level of familiarity with development of other property types or outside markets, which could adversely affect our ability to develop properties or to achieve expected performance.

   Several of our properties are held subject to ground leases. We hold eight of our office buildings and one office building currently under development subject to ground leases. If we default under the terms of a ground lease, we may lose the property subject to the ground lease. We may not be able to renegotiate a new ground lease on favorable terms, if at all, upon expiration of the lease and all its options. The loss of these properties or an increase of our ground rental expense would have an adverse effect on our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to our stockholders. The ground leases for the Kilroy Airport Center Long Beach will expire in 2035. The ground leases for the SeaTac Office Center, including renewal options, will expire in 2062.

   We are dependent upon the financial health of our tenants. We derive most of our income from rental income. A tenant may experience a downturn in its business, which may weaken its financial condition and result in its failure to make timely rental payments. Also, when our tenants decide not to renew their leases, we may not be able to relet the space. Even if tenants do renew, the terms of renewal or reletting may not be as favorable as current lease terms. Leases representing 13.2% and 11.3% of the square footage of our properties will expire in 1999 and 2000, respectively. In the event of default by a lessee, we may experience delays in enforcing our rights as lessor and may incur substantial costs in protecting our investment.

   The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of its bankruptcy. On the other hand, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against such a tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. Even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flow and our ability to make distributions to you. Although we have not experienced material losses from tenant bankruptcies, our tenants could file for bankruptcy protection in the future.

   We may be unable to renew leases or relet space as leases expire. Leases on a total of approximately 24.5% of the aggregate square footage of our properties as of December 31, 1998 will expire by December 31, 2000. Above market rental rates on some of our properties may force us to renew or relet some expiring leases at lower rates. While we believe that the average rental rates for most of our properties are below quoted market rates in each of their respective submarkets, we cannot assure you that leases will be renewed or our properties released at rental rates equal to or above the current rental rates. If the rental rates for our properties decrease, our tenants do not renew their leases or we do not relet a significant portion of our available space, our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to our stockholders would be adversely affected.

   Real estate assets are illiquid and we may not be able to sell properties at the appropriate time. Our investments in our properties are relatively illiquid, which therefore limits our ability to sell properties quickly in response to changes in economic or other conditions. Limitations in the Internal Revenue Code and related Treasury Regulations applicable to REITs may also limit our ability to sell properties. These restrictions on our ability to sell our properties could have an adverse effect on our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to our stockholders.

We encounter risks because the development business and related activities are conducted by Kilroy Services, Inc.

   Kilroy Services, Inc. is subject to tax liabilities on net income. Kilroy Services, Inc. is subject to federal and state income tax on its taxable income at regular corporate rates. Any federal, state or local income taxes that Kilroy Services, Inc. must pay will reduce the cash available for distribution to Kilroy Realty, L.P. and, ultimately, to our stockholders.

   We do not control the businesses of Kilroy Services, Inc. We have set up the following structure to comply with the REIT asset tests that restrict our ability to own shares of other corporations:

  . Kilroy Realty, L.P. owns 100.0% of the nonvoting preferred stock of Kilroy Services, Inc., representing approximately 95.0% of its economic value; and

  . John B. Kilroy, Sr. and John B. Kilroy, Jr. own all of the outstanding voting common stock of Kilroy Services, Inc., representing approximately 5.0% of its economic value.

   We receive substantially all of the economic benefit derived from Kilroy Services, Inc.'s business by virtue of the dividends that we receive from its preferred stock. However, we cannot influence Kilroy Services, Inc.'s operations, elect its directors or officers, or require its board of directors to declare and pay a cash dividend on the nonvoting preferred stock owned by Kilroy Realty, L.P. As a result, Kilroy Services, Inc. may make decisions or pursue business policies which could have an adverse effect on our financial position, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to our stockholders.

   Kilroy Services, Inc. may be adversely affected by our status as a REIT. The requirements for REIT qualification may limit our ability to receive increased distributions from the fee development operations and related services offered by Kilroy Services, Inc.

We could incur significant costs related to environmental remediation.

   Environmental laws and regulations hold us liable for the costs of removal or remediation of certain hazardous or toxic substances released on our properties. These laws could impose liability without regard to whether we are responsible for, or even knew of, the presence of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. For instance, third parties may seek recovery from us for personal injuries associated with asbestos-containing materials and other hazardous or toxic substances if found on our properties. Moreover, the presence of these substances on our properties may hinder our ability to rent or sell our properties, or to borrow using our properties as collateral. Various laws also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As an owner and operator of our properties, we may be considered to have arranged for the disposal or treatment of hazardous or toxic substances.

   Some of our tenants routinely handle hazardous substances and wastes as part of their operations on our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from such activities. We require our tenants, in their leases, to comply with these environmental laws and regulations and to indemnify us for any related liabilities. We do not believe that these activities will have any material adverse effect on our operations. Furthermore, we are unaware of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our properties.

   Independent environment consultants conducted Phase I or similar environmental site assessments on all of our properties. Site assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and the issuance of a written report. These assessments do not generally include soil samplings or subsurface investigations. Our site assessments revealed that:

  .  some of our properties contain asbestos-containing materials;

  . historical operations at or near some of our properties, including the operation of underground storage tanks, may have caused soil or groundwater contamination.

   Prior owners of the affected properties conducted soil remediation. We do not believe that further soil remediation is required. We carry what we believe to be sufficient environmental insurance to cover any potential liability for soil and groundwater contamination at the affected sites. We cannot assure our stockholders that our insurance coverage will be sufficient or whether our liability, if any, will have a material adverse effect on our financial condition, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to our stockholders.

   None of our site assessments revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. We are not aware of any such condition, liability, or concern by any other means. However:

  . the assessments may have failed to reveal all environmental conditions, liabilities, or compliance concerns;

  . there may be material environmental conditions, liabilities, or compliance concerns that arose at a property after the review was completed;

  . future laws, ordinances or regulations may impose material additional environmental liability; and

  . current environmental conditions at our properties may be affected in the future by tenants, third parties, or the condition of land or operations near our properties (such as the presence of underground storage tanks).

   If the costs of environmental compliance exceed our budgeted limits, we may be unable to make distributions to our stockholders.

We may incur significant costs complying with the Americans with Disabilities act and similar laws.

   Under the Americans with Disabilities Act of 1990, all public accommodations must meet certain federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the act, we have not conducted an audit or investigation of all of our properties to determine our compliance. We may incur additional costs of complying with the act. A number of additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the act or other legislation. Although we do not expect such costs to have a material effect on us, such costs could be substantial.

We may incur significant costs complying with other regulations.

   Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that our properties are currently in material compliance with all of these regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will affect our ability to make distributions to you.

   The City of Los Angeles adopted regulations relating to the repair of welded steel moment frames located in certain areas damaged as a result of the January 17, 1994 Northridge earthquake in Southern California. Currently, these regulations apply to only one of our properties representing approximately 78,000 square feet. We believe that this property complies with these regulations. We do not know, however, whether other regulatory agencies will adopt similar regulations or whether we will acquire additional properties which may be subject to these or similar regulations. We believe, based in part on engineering reports, that our properties are in good condition. However, if we are required to make significant expenditures under applicable regulations, our financial condition, results of operations, cash flow, quoted per share trading price of our common stock and our ability to pay distributions to our stockholders would be adversely affected.

Common limited partners have limited approval rights.

   In addition, we may not withdraw from Kilroy Realty, L.P. or transfer our general partnership interest or admit another general partner without the approval of a majority of the common limited partnership units, except in the case of a "termination transaction" described under in the section entitled "Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.--Transferability of partnership interests" which requires the approval of 60% of the common units, including the common units we hold in our capacity as general partner. The right of common limited partners to vote on the transactions described above could limit our ability to complete a change of control transaction that might otherwise be in the best interest of stockholders.

The sale or refinancing of certain properties requires common limited partner consent.

   For as long as limited partners own at least 5% of all of the common units of Kilroy Realty, L.P., we must obtain the approval of limited partners holding a majority of the common units before we may:

     .  dissolve the partnership, or

    . sell the property located at 2260 East Imperial Highway at Kilroy Airport Center in El Segundo prior to January 31, 2004.

   In addition, we may not sell in a taxable transaction 11 of our properties prior to October 31, 2002 without the consent of the limited partners that contributed the properties to Kilroy Realty, L.P., except in connection with the sale or transfer of all or substantially all of our assets or those of Kilroy Realty, L.P.

   Our unitholding directors and officers may seek to influence us as sole general partner of Kilroy Realty, L.P. not to carry out a sale of these properties, even though it might be otherwise financially advantageous to us, Kilroy Realty, L.P., our stockholders and the other partners. In addition, Kilroy Realty, L.P. agreed to use commercially reasonable efforts to minimize the tax consequences to common limited partners resulting from the repayment, refinancing, replacement or restructuring of debt, or any sale, exchange or other disposition of any of its other assets.

Certain of our officers and directors have potential conflicts of interest with us.

   Certain of our officers and directors are engaged in competitive real estate activities. We own four office buildings and four industrial buildings in the El Segundo submarket. John B. Kilroy, Sr., the chairman of our board of directors, and John B. Kilroy, Jr., our president and chief executive officer, own controlling interests in partnerships which own a complex of three office buildings in the same submarket. Kilroy Realty, L.P. manages the complex pursuant to a management agreement on market terms. The policies adopted by our board of directors to minimize this conflict, including requiring that Mr. John
B. Kilroy, Sr. and Mr. John B. Kilroy, Jr. enter into non-competition agreements with us, may not eliminate their influence over transactions involving these competing properties.

   Officers and directors who are unitholders have substantial influence over our affairs. John B. Kilroy, Sr. is the Chairman of our board of directors. John B. Kilroy, Jr. is our President, Chief Executive Officer and one of our directors. Together, Messrs. Kilroy hold two of the seven seats on our board of directors. They also beneficially own common limited partnership units exchangeable for an aggregate of 2,598,639 shares of common stock and currently vested options to purchase an aggregate of 176,666 shares of common stock, representing a total of 10% of the total outstanding shares of common stock as of December 31, 1998. Pursuant to our charter no other stockholder may own, actually or constructively, more than 7.0% of our common stock. Consequently, Messrs. Kilroy have substantial influence on us and they could exercise their influence in a manner that is not in the best interests of our stockholders. Also, they may in the future have a substantial influence on the outcome of any matters submitted to our stockholders for approval.

There are limits on the ownership of our capital stock which limit the opportunities for a change of control at a premium to existing stockholders.

   Certain provisions of the Maryland General Corporation Law, our charter, our bylaws, and Kilroy Realty, L.P.'s partnership agreement may delay, defer, or prevent a change in control over us or the removal of existing management. Any of these actions might prevent our stockholders from receiving a premium for their shares of stock over the then prevailing market prices.

   The Internal Revenue Code sets forth stringent ownership limits on us as a result of our election to be taxed as a REIT, including:

  . no more than 50% in value of our capital stock may be owned, actually or constructively, by five or fewer individuals, including certain entities, during the last half of a taxable year;

  . after our first tax year, shares of our common stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year, or a proportionate part of a short taxable year; and

  . if we, or any entity which owns 10% or more of our capital stock, actually or constructively owns 10% or more of the equity interests in one of our tenants, or a tenant of any partnership in which we are a partner, then any rents that we receive from the tenant in question will not be qualifying income for purposes of the Internal Revenue Code's REIT gross income tests, regardless of whether we receive the rents directly or through a partnership.

   Our charter establishes ownership limits to protect our REIT status. No single stockholder may own, either actually or constructively, more than 7.0% of our common stock outstanding. Similarly, no single holder of our Series A Preferred Stock and Series C Preferred Stock, if issued, may actually or constructively own any class or series of our preferred stock, so that his total capital stock ownership would exceed 7.0% by value of our total capital stock, and no single holder of Series B Preferred Stock, if issued, may actually or constructively own more than 7.0% of our Series B Preferred Stock.

   The board of directors may waive the ownership limits if it is satisfied that the excess ownership would not jeopardize our REIT status and if it believes that the waiver would be in our best interests. The board of directors has already waived the ownership limits with respect to John B. Kilroy, Sr., John B. Kilroy, Jr., members of their families and certain affiliated entities. These named individuals and entities may own either actually or constructively, in the aggregate, up to 19.6% of the outstanding common stock.

   If anyone acquires shares in excess of any ownership limits:

   . the transfer to the transferee will be void with respect to these excess shares;

  . the excess shares will be automatically transferred from the transferee or owner to a trust for the benefit of a qualified charitable organization;

   . the purported transferee or owner will have no right to vote those excess shares; and

  . the purported transferee or owner will have no right to receive dividends or other distributions from these excess shares.

Our charter contains provisions that may delay, defer, or prevent a change of control transaction.

   Our board of directors is divided into classes which serve staggered terms. Our board of directors is divided into three classes with staggered terms. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to complete a change of control transaction even if a tender offer or a change in control were in our stockholders' best interests.

   We could issue preferred stock without stockholder approval. Our charter authorizes our board of directors to issue up to 30,000,000 shares of preferred stock, including convertible preferred stock, without stockholder approval. The board of directors may establish the preferences, rights and other terms including the right to vote and the right to convert into common stock of any shares issued. The issuance of preferred stock could delay or prevent a tender offer or a change of control even if a tender offer or a change of control were in our stockholders' interest. Kilroy Realty, L.P. has issued 1,500,000 Series A Preferred Units which in the future may be exchanged one-for-one into shares of Series A Preferred Stock, and 700,000 Series C Preferred Units which in the future may be exchanged one for one into shares of Series C Preferred Stock. In addition, we have designated and authorized the issuance of up to 400,000 shares of Series B Preferred Stock. However, no shares of preferred stock are currently issued or outstanding.

   We have a stockholder rights plan. On October 2, 1998, our board of directors adopted a stockholders' rights plan and declared a distribution of one preferred share purchase right for each outstanding share of common stock. The rights were issued on October 15, 1998, to each common stockholder of record on that date. The rights have certain anti-takeover effects. The rights would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not approve. We may redeem the shares for $.01 per right, prior to the time that a person or group has acquired beneficial ownership of 15% or more of our common stock. Therefore, the rights should not interfere with any merger or business combination our board of directors approves.

   The staggered terms for directors, the future issuance of additional common or preferred stock and our stockholder rights plan may:

  . delay or prevent a change of control over us, even if a change of control might be beneficial to our stockholders;

   .  deter tender offers that may beneficial to our stockholders; or

  . limit stockholders' opportunity to receive a potential premium for their shares if an investor attempted to gain shares beyond our ownership limits or otherwise to effect a change of control.

Loss of our REIT status would have significant adverse consequences to us and the value of our stock.

   We currently operate and have operated since 1997 in a manner that is intended to allow us to qualify as a REIT for federal income tax purposes under the Internal Revenue Code.

   If we lose our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution to you for each of the years involved because:

  . we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

  . we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes;

  . unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified; and

  . All distributions to stockholders will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits.

   In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders.

   As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital and would adversely affect the value of our common stock.

   Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Internal Revenue

Code ("Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources. Also, we generally must make distributions to stockholders aggregating annually at least 95% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a REIT for Federal income tax purposes. Although our management believes that we are organized and operate in such manner, no assurance can be given that we will continue to be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT for Federal income tax purposes.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

   In order to maintain our REIT status, we may need to borrow funds on a short- term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, we generally must distribute to our stockholders at least 95% of our net taxable income each year, excluding capital gains. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us to stockholders in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. These short-term borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Our growth depends on external sources of capital.

   We are generally required under the Internal Revenue Code to distribute at least 95% of our taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain. Because of this distribution requirement, we may not be able to fund future capital needs, including acquisition financing, from operating cash flow. Consequently, we rely on third-party sources of capital to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

   .  general market conditions;

   .  the market's perception of our growth potential;

   .  our current and expected future earnings;

   .  our cash distributions; and

   .  the market price per share of our common stock.

   If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

We may change our investment and financing policies without stockholder approval.

   We are not limited in our ability to incur debt. Our board of directors adopted a policy of limiting our indebtedness to approximately 50% of our total market capitalization. Total market capitalization is the market value of our capital stock, including interests exchangeable for shares of capital stock (including Units), plus total debt. However, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which would result in an increase in our debt service and which could adversely affect our cash flow and our ability to make expected distributions to our stockholders. Higher leverage also increases the risk of default on our obligations.

   We may issue additional shares of capital stock without stockholder approval. We may issue shares of our common stock, preferred stock or other equity or debt securities without stockholder approval. Similarly, we may cause Kilroy Realty, L.P. to offer its common or preferred units for contributions of cash or property without approval by the limited partners of Kilroy Realty, L.P. or our stockholders. Existing stockholders have no preemptive rights to acquire any of these securities, and any issuance of equity securities under these circumstances would dilute an existing stockholder's investment.

   We may invest in securities related to real estate. We may purchase securities issued by entities which own real estate.

   We may in the future also invest in mortgages. In general, investments in mortgages include several risks, including:

   . borrowers may fail to make debt service payments or pay the principal when due;

  . the value of the mortgaged property may be less than the principal amount of the mortgage note securing the property; and

  . interest rates payable on the mortgages may be lower than our cost for the funds used to acquire these mortgages.

   Owning these securities may not entitle us to control the ownership, operation and management of the underlying real estate. In addition, we may have no control over the distributions with respect to such securities, which could adversely affect our ability to make distributions to our stockholders.

Market conditions may decrease the value of our capital stock.

   Market conditions affect the market price per share of our common stock, like other publicly traded equity securities. These market conditions include:

   .  the extent of investor interest in us;

  . the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

   .  our financial performance; and

   . general stock and bond market conditions, including changes in interest rates.

   Another influential factor on the market price per share of our common stock is our distribution yield, which is calculated as a percentage of the price of each share, relative to market interest rates. An increase in market interest rates might lead prospective purchasers of our common stock to expect a higher distribution yield. If the distribution yield on our common stock is lower than investor expectations, the market price per share for our common stock could be adversely affected. If the market price for our common stock declines significantly, we might breach certain of our debt covenants which could in turn adversely affect our liquidity, our ability to make future acquisitions, and our ability to pay our distributions to our stockholders.

   The market value of our equity securities is based primarily upon the market's perception of our growth potential and our current and potential future earnings and cash distributions. Consequently, our equity securities, including our common stock, may trade at prices that are higher or lower than our net asset value per share. Our failure to meet market expectations concerning our future earnings or cash distribution likely would adversely affect the market price for our common stock.

   Governmental regulatory action and changes in tax laws could also have a significant impact on our common stock's market price per share.

Sales of a substantial number of shares of common stock, or the perception that this could occur, could result in decreasing the market price per share for our common stock.

   We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will result in decreasing the market price per share of our common stock.

   As of December 31, 1998, 27,639,210 shares of our common stock were issued and outstanding and we had reserved for future issuance the following shares of common stock:

  . 1,383,392 shares issuable upon the exchange, at our option, of common units issued in connection with our formation and in connection with the acquisition of properties (excluding the common stock offered pursuant to this prospectus);

   .  2,900,000 shares issuable under our 1997 Stock Option and Incentive Plan.

   . 1,000,000 shares issuable under our Dividend Reinvestment and Direct Stock Purchase Plan.

Of the 27,639,210 shares of common stock presently outstanding, all but 80,000 shares may be freely traded in the public market by persons other than our affiliates. In addition, we have filed or have agreed to file registration statements covering all of the shares of common stock reserved for future issuance. Consequently, if and when the shares are issued, they may be freely traded in the public markets.

We could be adversely affected if our year 2000 problems are significant.

   The year 2000 issue refers to a computer system's failure to recognize dates on or beyond January 1, 2000. The failure of these systems to interpret dates beyond the year 1999 could lead to disruptions in our operations. Our Information and Technology Committee examined our year 2000 issue. The committee identified three phases to our year 2000 plan:

   .  discovery and assessment,

   .  remediation and implementation and

   .  testing and verification.

   We have identified year 2000 risks in the following areas:

Our information systems might not be year 2000 compliant. After our initial public offering in 1997 we replaced and tested all of our accounting and property management systems for year 2000 compliance. Also, we acquired all new network hardware and software and updated all of our desktop systems and software. In each case, we tested for year 2000 compliance and our vendors have asserted that their products are year 2000 compliant. We will continue to conduct ongoing testing to ensure year 2000 compliance. Despite our efforts to identify and resolve year 2000 compliance problems, we cannot assure our stockholders that all of our systems will be year 2000 compliant. We believe there is no material year 2000 exposure relating to our information systems.

Our building management system could have potential year 2000 exposure. During 1998, our property management executives and personnel began gathering data to identify all of our year 2000 sensitive building management systems and to determine if they are compliant or should be modified or replaced. We expect to complete this discovery and gathering phase and determine our state of readiness as to building management systems by May 1999. We have identified the following five categories of building management systems that could have year 2000 exposure:

   .  building automation,

   .  security card access,

   .  fire and life safety,

   .  elevator and

   .  office equipment.

We may have year 2000 issues with significant third parties. We have a diverse tenant base and the success of our business is not tied to the success of any one particular tenant. Also, the success of our business is not closely tied to the operations of any one vendor supplier or manufacturer. However, we are in the process of surveying significant tenants, vendors, suppliers and other relevant third parties, to determine if their systems will be year 2000 compliant and if our normal operations will continue without interruption. We anticipate this project will be completed by September 1999.

   We replaced our accounting and property management system and installed our updated desktop systems and software as a result of our initial public offering. Also, we are using our employees to perform the discovery and assessment phase. As a result, our year 2000 costs to date have been minimal and are not material to our financial position or our results of operations. However, future costs for completing phases two and three for the building management systems are not readily quantifiable. We believe that a significant portion of such costs will be treated as operating expenses and will be reimbursable to us under our tenant leases.

   We do not believe that the impact of any year 2000 issues will have a material adverse effect on our financial condition or results of operations. However, despite our efforts to identify and resolve year 2000 compliance problems, we cannot guarantee that all of our systems will be year 2000 compliant or that other companies on which we rely will be timely converted. As a result, our operations could be interrupted or otherwise adversely affected. The failure to correct a material year 2000 problem could result in an interruption in, or a failure of, certain of our business operations. Such failures could have a material adverse effect on our financial condition and results of operations.

   We believe the year 2000 issue relating to our building management systems are immaterial because each of our properties have separate building management systems. However, we do not currently have a comprehensive contingency plan for the year 2000 problem. We intend to establish such a plan during 1999 as part of our ongoing year 2000 compliance effort.

                                    THE PLAN

   The following questions and answers explain the plan, as in effect beginning
March     , 1999, a copy of which is filed as an exhibit to the registration statement which contains this prospectus and which was filed with the SEC with respect to the shares of common stock to be sold under the plan. We encourage you to read and consider the information contained in the plan and in the documents identified in the sections entitled "Incorporation of Certain Documents by Reference" and "Where You Can Find Additional Information."

Purpose.

  1. What is the purpose of the plan?

   The plan provides our stockholders and other investors with a convenient and economical method to purchase shares of our common stock and to reinvest all or a portion of their cash dividends in additional shares of our common stock. In addition, the plan provides us with a means of raising additional capital to continue our real estate, acquisition, development and investment activities, and for general corporate purposes.

Options under the plan.

  2. What options are available under the plan?

   You may participate in the plan even if you are not already one of our stockholders. Under the plan you may automatically reinvest cash dividends on all or a portion of your shares of common stock in additional shares of our common stock. Even if you do not reinvest dividends, if you are already one of our stockholders you may make optional cash purchases of common stock, subject to a minimum investment of $100 and a maximum investment of $5,000 during any calendar month. If you are not already one of our stockholders, you may make an initial optional cash purchase of not less than $750 and not more than $5,000 during any calendar month. You may be able to purchase more than $5,000 during a calendar month, with our consent by submitting a request for waiver.

Benefits and disadvantages of the plan.

  3. What are the benefits and disadvantages of the plan to me?

 Benefits of the plan.

  . The plan provides you the opportunity to automatically reinvest cash dividends on all or a portion of your common stock in additional shares of common stock.

  . In addition to reinvestment of dividends, if you are already one of our stockholders you may purchase additional shares of common stock pursuant to optional cash purchases of not less than $100 and not more than $5,000 during any calendar month. Optional cash purchases may not be made more frequently than at monthly intervals. You may make optional cash purchases even if dividends on your shares are not being reinvested under the plan.

  . If you are not already one of our stockholders, you may make an initial cash investment of not less than $750 and not more than $5,000 during any calendar month to purchase shares of common stock under the plan.

  . You will not be charged trading fees or sales commissions on previously unissued shares of common stock. If we direct the agent to purchase shares of common stock with reinvested dividends and to make optional cash purchases under the COPP in the open market or in privately negotiated transactions instead of from previously unissued shares, we will pass on to you and other participants the applicable trading or brokerage fees or commissions on a pro rata basis based on the number of purchased shares allocated to you and to each other participant.

  . We may issue shares purchased directly from us pursuant to a request for waiver at a discount to the market price and without the payment of trading fees or brokerage commissions, subject to certain limitations. We will not purchase shares in the open market or in privately negotiated transactions to satisfy purchases under the WDP.

  . You may fully invest dividends and any optional cash purchases because the plan permits fractional shares to be credited to your account. We will reinvest dividends on whole and on fractional shares in additional shares which will be credited to your account.

  . You may direct the agent to transfer, at any time and at no cost to you, all or a portion of your shares in the plan to a plan account for another person.

  . You will avoid the need for safekeeping of certificates for shares of common stock credited to your plan account and may submit to the agent for safekeeping certificates you hold that are registered in your name.

  . You or other book entry holders that are registered holders may direct the agent to sell or transfer all or a portion of your shares held in the plan or in book entry.

  . You will receive periodic statements reflecting all current activity in your plan account, including purchases, sales and latest balances, which will simplify your recordkeeping.

 Disadvantages of the plan.

  . Cash dividends that you reinvest will be treated for federal income tax purposes as a dividend received by you on the dividend payment date and may create a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

  . We may, without giving you prior notice, change our determination as to whether the agent will purchase shares of common stock directly from us or in the open market or in privately negotiated transactions from third parties (although we may not change this decision more than once in any three-month period) in connection with the purchase of shares with reinvested dividends or from optional cash purchases under the COPP.

  . You will not know the actual number of shares purchased in any month on your behalf under the plan until after the applicable investment date.

  . The purchase price per share will equal an average price, in some cases determined from purchases made as many as 15 days after the applicable dividend payment date, or COPP investment date, and in the case of optional cash purchases under the WDP, on each trading day on which shares are purchased during the applicable investment period. Consequently, the actual purchase price of your shares may exceed the price at which shares are trading on the dividend payment date, COPP investment date or any particular trading day on which shares are purchased during the applicable WDP investment period, as applicable.

  . You will have limited control regarding the specific timing of purchases and sales under the plan. Because the agent will effect sales under the plan only as soon as practicable after it receives instructions from you, you may not be able to control the timing of purchases and sales as you might for investments made outside the plan. The market price of the shares of common stock may fluctuate between the time the agent receives an investment instruction and the time at which the shares of common stock are purchased or sold.

  . You may not be able to depend on the availability of a market discount regarding shares acquired under the WDP. While a discount from market prices of up to 2% may be established for a particular month, a discount for one month will not insure the availability of a discount or the same discount in future months. Each month we may, without giving you prior notice, change or eliminate the discount.

  . We will not pay you interest on dividends or funds for optional cash purchases held pending reinvestment or investment or to be returned to you. In addition, we may return funds submitted for optional cash purchases under the WDP (in whole or proportionate part) without interest if:

     . a threshold price has been established with respect to shares to be purchased from us, and

     . the average per share market price fails to exceed the threshold price for any trading day on the New York Stock Exchange during the ten trading-day investment period for that month.

  . Shares deposited in a plan account may not be pledged until the shares are withdrawn from the plan.

   Your investment in the shares of common stock held in your account is no different than an investment in directly held shares of common stock. You bear the risk of loss and the benefits of gain from market price changes for all of your shares of common stock. NEITHER WE NOR THE AGENT CAN ASSURE YOU THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THE AMOUNT YOU PAID FOR THEM.

Administration of the plan.

  4. Who will administer the plan?

   MellonBank, N.A., as agent, or such successor administrator as we may designate, will administer the plan. Under the plan the agent will act as your agent, keep records of your account, send regular account statements to you, and perform other duties relating to the plan.

   ChaseMellon Shareholder Services, L.L.C., a registered transfer agent, will provide certain administrative support to the agent.

                                MellonBank, N.A.
                   c/o ChaseMellon Shareholder Services, LLC
            P. O. Box 3338, South Hackensack, New Jersey 07060-1938
                        Telephone Number: (888) 816-7506

Participation in the plan.

   5. Am I eligible to participate in the plan?

   Any stockholder whose shares of common stock are registered on our stock transfer books in his or her name (also referred to as a "registered holder") or any stockholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee (also known as a "beneficial holder"), may participate in the plan. If you are a registered holder, you may participate in the plan directly. If you are a beneficial owner you must either become a registered holder by having such shares transferred into your name or by making arrangements with your broker, bank or other nominee to participate in the plan on your behalf. Even if you are not already one of our stockholders, you may participate in the plan by making an initial optional cash purchase of common stock of not less than $750 or more than $5,000 during any calendar month unless we approve your request for waiver under the WDP in which case your initial investment may exceed $5,000.

   You may not transfer the right to participate in the plan to another person. We reserve the right to exclude any person from the plan if we believe that person utilizes the plan to engage in short-term trading activities that cause aberrations in the trading volume of our common stock.

   If you reside in a state or other jurisdiction in which your participation in the plan would be unlawful, you will not be eligible to participate in the plan.

Enrollment in the plan.

   6. How do I enroll in the plan and become a participant in the plan?

   If you are a registered holder, you may become a participant by completing and signing an Enrollment Form and returning it to the agent at the address set forth on the Enrollment Form. You may obtain an Enrollment Form at any time by requesting one from the agent by calling (800) 842-7629. If your shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Form exactly as their names appear on the account registration.

   If you are a beneficial owner, you must instruct your broker, bank or other nominee in whose name your shares are held to participate in the plan on your behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, the broker, bank or other nominee may also be required to provide a Broker and Nominee Form to the agent in order to participate in the optional cash purchases portion of the plan. You may obtain a Broker and Nominee Form at any time by requesting one from the agent at the address listed in this prospectus.

   If you are not presently one of our stockholders, but desire to participate in the plan by making an initial investment in common stock, you may join the plan by completing an Enrollment Form and forwarding it, together with such initial investment, to the agent at the address indicated on the Enrollment Form. If your initial purchase is for more than $5,000, you must also complete a written request for waiver and submit it to us for our approval before you will be enrolled in the plan.

   7. What does the enrollment form provide?

   The Enrollment Form directs the agent to apply to the purchase of additional shares of common stock all of the cash dividends on the specified percentage of shares of common stock that you own on the applicable dividend record date and that you designate to be reinvested through the plan. The Enrollment Form also directs the agent to purchase additional shares of common stock with any optional cash purchases that you may elect to make.

   While the Enrollment Form directs the agent to reinvest cash dividends on shares enrolled in the plan by electing "Full Dividend Reinvestment," you may alternatively elect "Partial Dividend Reinvestment" or "Optional Cash Purchases Only." You may change the dividend reinvestment option at any time by submitting a newly executed Enrollment Form to the agent or by writing to the agent. The agent must receive any change in the percentage of shares with respect to which the agent is authorized to reinvest dividends prior to the record date for a dividend to permit the change to apply to that dividend. For each method of dividend reinvestment, we will reinvest your cash dividends in the manner specified on your Enrollment Form on all shares other than those that you designate for payment of cash dividends until you specify otherwise or withdraw from the plan altogether, or until the plan is terminated.

   8. When will my participation in the plan begin?

   Your participation in the dividend reinvestment portion of the plan will commence with the next dividend payment date after the agent receives your Enrollment Form, provided the agent receives it on or before the record date we establish for the payment of the dividend.

   Your participation in the optional cash purchase portion of the plan for purchases of $5,000 or less will commence with the next COPP investment date after the agent receives your Enrollment Form, provided the agent receives the funds to be invested not later than one business day immediately preceding the COPP investment date. If the agent receives the funds to be invested after the day indicated above and before the next succeeding COPP investment date, the agent will hold the funds up to 35 days, without interest, until they can be invested on the next COPP investment date.

   Your participation in the optional cash purchase portion of the plan for purchases in excess of $5,000 will commence with the next investment period after the agent receives your Enrollment Form and your request for waiver, approved by us, provided the agent receives the funds to be invested not later than one business day immediately preceding the applicable investment period. If the agent receives the funds to be invested after the day indicated above and before the next succeeding investment period, the agent will hold the funds up to 35 days, without interest, until they can be invested during the next WDP investment period.

   You may enroll in the plan at any time. Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the plan.

Purchases.

   9. When will my shares be acquired under the plan?

   In the event that the agent purchases shares directly from us, the date of issuance of shares to be purchased

  .  with reinvested dividends will be the applicable dividend payment date,

  . under the COPP will be the COPP investment date which shall be the 20th calendar day of the month, unless such day is a Saturday, Sunday or holiday, in which case the COPP investment date will occur on the next succeeding business day of the month, or

  . under the WDP will be each day on which shares are purchased during the applicable ten-day investment period, and a Participant will acquire, on each day, all rights of ownership with respect to the shares purchased, including, without limitation the right to dispose of or vote the shares.

In the event that the agent purchases shares either in open market or privately negotiated transactions, the shares will be deemed acquired on the date that they are purchased. For a schedule of expected threshold price and discount dates, optional cash payment due dates, investment period commencement dates, and COPP investment dates in 1999 and 2000, see Annex I to this prospectus.

   If the agent acquires shares for the plan through open market purchases or privately negotiated transactions, we will apply all dividends and all optional cash purchases to the purchase of common stock pursuant to the plan as soon as practicable on or after the applicable investment date.

   In the past, our common stock dividend payment dates occurred on or about the tenth day of each January, April, July and October. While we expect to continue to pay quarterly dividends, dividends are paid as and when declared by the our board of directors. We cannot assure you that our board of directors will declare or pay dividends on the common stock, and nothing contained in the plan obligates our board of directors to declare or pay dividends on common stock. The plan does not guarantee you the right to receive dividends in the future.

   10. What is the source of shares to be purchased under the plan?

   The agent will reinvest dividends and acquire common stock under the COPP by purchasing either shares of common stock issued directly from us or by purchasing shares in the open market or in privately negotiated transactions, or a combination of both. The agent will acquire shares of common stock under the WDP only by purchasing previously unissued shares of common stock from us.

   11. At what price will my shares be purchased?

   The purchase price per share of common stock acquired through the plan as a result of the reinvestment of dividends will be equal to

  . in the case of newly issued shares of common stock, the average of the high and low sales price per share reported on the New York Stock Exchange on the applicable dividend payment date, or

  . in the case of shares purchased in the open market or in privately in negotiated transactions, the average of the purchase price of all shares purchased by the agent for the plan with reinvested dividends for the applicable dividend payment date.

The price of shares acquired through optional cash purchases under the COPP of $5,000 or less during any calendar month will be equal to

  . in the case of newly issued shares of common stock, the average of the high and low sales price per share reported on the New York Stock Exchange on the applicable COPP investment date, or

  . in the case of shares purchased in the open market or in privately negotiated transactions, the average of the purchase price of all shares purchased by the agent for the applicable COPP investment date though we may advise the agent to purchase shares from time to time in its discretion over a period of up to 15 trading days following the applicable dividend payment date or COPP investment date, as the case may be.

   Under the WDP you may purchase more than $5,000 of common stock during any calendar month at a discount of up to 2% from the market price, which will be the average of the high and low sales price per share of the common stock as reported on the NYSE on each trading day on which shares are purchased during the applicable investment period. Shares purchased pursuant to the WDP may also be subject to a threshold price provision. The agent will acquire shares of common stock purchased under the WDP only from previously unissued shares of common stock.

   Whether you are reinvesting dividends or making optional cash purchases, the purchase price of the shares of common stock you acquire on any particular investment date or trading day may not be less than 95% of the average market price per share of the common stock on that particular day, after taking into account applicable sales fees, brokerage commissions, discounts and threshold prices.

   12. How may I make an optional cash purchase?

   You are eligible to request optional cash purchases at any time. If you are a registered holder, you may make an optional cash purchase by submitting an Enrollment Form to the agent.

   If you hold your shares registered in the name of another person, the Broker and Nominee Form provides the sole means whereby a broker, bank or other nominee holding shares on your behalf may request an optional cash purchase for you. In such case, the broker, bank or other nominee must use a Broker and Nominee Form for transmitting optional cash purchases on your behalf. A Broker and Nominee Form must be delivered to the agent each time that such broker, bank or other nominee transmits optional cash purchases on your behalf. Your broker or nominee may request a Broker and Nominee Form from the agent in writing at its address included in this prospectus or by telephone.

   If you are not already one of our stockholders, you may make an initial investment in common stock through an optional cash purchase by submitting an Enrollment Form to the agent together with a request for waiver approved by us.

   13. Where should I send my money to make an optional cash purchase?

   You may make optional cash purchases under the COPP by check payable to KRC Investment Plan and mailed to the agent at the address referenced on the Enrollment Form or your statement, as applicable. You may make optional cash purchases under the WDP only by wire transfer to the account referenced on the Request for Waiver Form. You should send all inquiries regarding other forms of payments and all other written inquiries directly to the agent at its address referenced in this prospectus.

   The agent must receive funds for optional cash purchases of $5,000 or less during any calendar month not later than one business day before the COPP investment date. The agent must receive funds for optional cash purchases greater than $5,000 during any calendar month and made pursuant to a request for waiver not later than one business day before the commencement of the applicable investment period in order to purchase shares of common stock during the following WDP investment period.

   14. How do I get a refund if I change my mind?

   You may obtain a refund of any COPP payment or WDP payment not yet invested by requesting, in writing, the agent to refund your payment. The agent must receive your request not later than two business days prior to, in the case of a COPP payment, the next COPP investment date, and in the case of a WDP payment, the commencement of the next investment period. If the agent receives your request later than these specified times, your COPP payment or WDP payment will be applied to the purchase of shares of common stock.

   15. Will I be paid interest on funds held for optional cash purchases prior to investment?

   You will not be paid interest on funds you send to the agent for optional cash purchases. Consequently, we strongly suggest that you deliver funds to the agent to be used for investment in optional cash purchases shortly prior to the applicable investment date or investment period so that they are not held over to the following investment date. If you have any questions regarding the applicable investment dates or the dates as of which funds should be delivered to the agent, you should write or telephone the agent at the address and telephone number included above.

   You should be aware that since investments under the plan are made as of specified dates, you may lose any advantage that you otherwise might have from being able to control the timing of an investment. Neither we nor the agent can assure you a profit or protect you against a loss on shares of common stock purchased under the plan.

   16. What limitations apply to optional cash purchases?

   Minimum/Maximum limits.

   If you are already one of our stockholders, you may make optional cash purchases under the COPP with a minimum investment of $100 up to a maximum investment of $5,000 during any calendar month. If you are not already one of our stockholders, you may make optional cash purchases under the COPP with a minimum initial investment of $750 up to a maximum investment of $5,000 during any calendar month. If you request an optional cash purchase of less than the applicable minimum amount, or if you request an optional cash purchase under the COPP in excess of $5,000, the agent will return your funds to you promptly, without interest.

   Request for waiver.

   You may make optional cash purchases in excess of $5,000 during any calendar month under the WDP only pursuant to a request for waiver approved by us. If you wish to make an optional cash purchase in excess of $5,000 for any calendar month, you must obtain our prior written approval and a copy of such written approval must be submitted to the agent. A request for waiver should be sent to us by facsimile at (310) 322-5981, Attention: Tyler Rose, by 2:00 p.m., Los Angeles Time, on the day that is at least three business days prior to the first day of the applicable investment period. You may obtain the Request for Waiver Form from us or the agent at its address and telephone number referenced above. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount.

   In deciding whether to approve a request for waiver, we will consider relevant factors including, but not limited to:

  .  our need for additional funds,

  . the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds,

  .  the purchase price likely to apply to any sale of common stock, and

  . the aggregate amount of optional cash purchases in excess of $5,000 for which requests for waiver have been submitted by all participants.

If requests for waiver are submitted for any WDP investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests by any method that we determine to be appropriate. With regard to optional cash purchases made pursuant to a request for waiver, the plan does not provide for a predetermined maximum limit on the amount that you may invest or on the number of shares that you may purchase. We reserve the right to modify, suspend or terminate the plan for any reason whatsoever including elimination of practices that are not consistent with the purposes of the plan.

   Threshold price.

   We may establish for any investment period a minimum threshold price applicable to optional cash purchases made under the WDP. Not later than three business days prior to the first day of the applicable investment period, we will determine whether to establish a threshold price. We will determine the threshold price in our sole discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs. You may telephone us at (310) 563-5500 during the three business days prior to the applicable investment period to ascertain whether we have established a threshold price for such investment period.

   The threshold price, if any, is the per share price that the average of the high and low sale prices of the common stock must equal or exceed on the New York Stock Exchange for each trading day of the relevant investment period. If the per share sale price does not equal or exceed the threshold price for any particular trading day in the investment period, then we will exclude that trading day from the investment period. A trading day will also be excluded if no trades of common stock are made on the New York Stock Exchange for that day. For example, if the threshold price is not satisfied for three of the ten trading days in an investment period, then we will determine the number of shares to be purchased (including the applicable purchase price) based upon the remaining seven trading days on which the threshold price was satisfied.

   The agent will return to you, without interest, a portion of your optional cash purchase for each trading day of an investment period on which the threshold price is not satisfied or for each day on which no trades of common stock are reported on the New York Stock Exchange. The returned portion will equal one-tenth of the total amount of such optional cash purchase for each trading day on which the threshold price is not satisfied or on which no trades of common stock are reported on the New York Stock Exchange. Thus, for example, if the threshold price is not satisfied or no such sales are reported for three of the ten trading days in an investment period, we would return 3/10 (i.e., 30%) of such optional cash purchase to you.

   The possible return of a portion of the investment applies only to optional cash purchases made under the WDP. Whether a threshold price is established for any particular investment period will not affect whether a threshold price is established for any subsequent investment period. For any particular month, we may waive our right to set a threshold price. Neither we nor the agent will notify you whether we establish a threshold price for any investment period. You may, however, confirm whether we have established a threshold price for any given investment period by telephoning us at (310) 563-5500 during the three business days prior to the applicable investment.

   Waiver discounts. Each month, not later than three business days prior to the first day of the applicable investment period, we may establish a discount from the market price applicable to optional cash purchases under the WDP. The discount may be up to 2% of the purchase price and may vary each month, but once established will apply uniformly to all optional cash purchases made under the WDP for that month, provided that the purchase price for shares purchased on any particular trading day during the applicable investment period may not be less than the minimum purchase price of 95% of the average of the high and low sales price per share of the common stock reported on the New York Stock Exchange on that particular trading day.

   We may establish a discount in our sole discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs. You may obtain the discount applicable to the next investment period by telephoning us at (310) 563-5500 during the three business days prior to the applicable investment period. Setting a discount for a particular month will not affect the setting of a discount for any subsequent month. The discount will apply to the entire optional cash purchase and not just the portion of such investment that exceeds $5,000.

   The discount initially will apply only to optional cash purchases that exceed $5,000, but we reserve the right to establish a discount from the market price for reinvestment of cash dividends and optional cash purchases of $5,000 or less.

   17. What if I have more than one account?

   We may aggregate all optional cash purchases for you if you have more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one plan account.

   Also for the purpose of such limitations, we may aggregate all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. Unless we determine that reinvestment of dividends and optional cash purchases for each account is consistent with the purposes of the plan, we have the right to aggregate all such accounts and to return, without interest, within 35 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Certificates.

   18. Will certificates be issued for my share purchases?

   All shares purchased pursuant to the plan will be credited to your individual account in "book entry" form. This protects you against the loss, theft or destruction of certificates evidencing shares. If you request, or if you withdraw from the plan or if the plan terminates, the agent will issue and deliver certificates for all full shares credited to your account. You may request delivery of share certificates by telephoning or writing the agent. The agent will only issue certificates in the same names as those enrolled in the plan. In no event will we issue certificates for fractional shares. Any fractional shares that you hold in the plan at the time you withdraw or at the time the plan is terminated will be sold by the agent. The agent will distribute to you the net proceeds of any of your shares held in the plan sold in connection with your withdrawal.

   19. May I add shares of common stock to my account by transferring other stock certificates representing Kilroy Realty Corporation common stock that I possess?

   You may send to the agent for safekeeping all common stock certificates which you hold. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the plan. The agent will keep all shares represented by such certificates for safekeeping in "book entry" form, combined with any full and fractional shares then held by the plan in your name. To deposit certificates for safekeeping under the plan, you must submit a letter of instruction to the agent. You should send stock certificates by registered mail and the letter of instruction as well as all written inquiries about the safekeeping service to the agent at its address indicated in this prospectus. You may withdraw shares deposited for safekeeping by telephoning or writing the agent.

Sale of shares.

   20. How can I sell shares held under the plan?

   You, or any other book entry holder, may instruct the agent to sell some or all of your shares held in the plan or in book entry by notifying the agent by telephone or in writing, or by using the form included with your statement of account.

   The agent will sell shares through a registered broker dealer as soon as practicable after receipt of a proper notice. Shares to be sold may be commingled with those of other participants requesting sale of their shares, and we will allocate the proceeds to you and to each other participant based on the average price for all shares sold during the day of sale. You should understand that the price of the common stock may go down as well as up between the date you submit a request to sell and the date the sale is executed. You may not specify either the dates or the prices at which shares are to be sold through the agent. If the agent receives your request to sell shares on or after the record date for a dividend, we will reinvest any cash dividend paid on such shares, if applicable. You will only be charged for your pro rata share of trading fees or brokerage commissions for selling shares through the agent. These charges are normally lower than the cost of executing sales through a brokerage account.

Reports.

   21. What reports will I receive under the plan?

   Unless you participate in the plan through a broker, bank or nominee, you will receive from the agent a detailed statement of your account following each dividend payment and when there is purchase or sale activity in your account. These detailed statements will show total cash dividends received, total optional cash purchases received, total shares purchased (including fractional shares), price paid per share and total shares held in the plan. You should retain these statements in order to determine the tax cost basis for shares purchased pursuant to the plan.

   If you participate in the plan through a broker, bank or nominee, you should contact that person for such a statement.

Withdrawal.

   22. How may I withdraw from the plan?

     You may terminate participation in the plan by writing to the agent. After the agent receives the termination notice, we will send dividends to you in the usual manner and you may not make any additional optional cash purchases unless you re-enroll. The agent must receive your notice of termination at least two days before an investment date in order to be processed prior to that investment date. Once termination has been effected, the agent will issue you a certificate for all whole shares you hold under the plan. Alternatively, you may specify in the termination notice that some or all of the shares be sold. The agent will convert any fractional shares held in your account under the plan at the time of termination to cash at a price equal to the average of the highest and lowest price per share as reported by the New York Stock Exchange, net of any trading fees or brokerage commissions. If you transfer shares represented by certificates registered in your name on our books but do not notify the agent, the agent will continue to reinvest dividends on shares held in your account under the plan until you direct otherwise. If the agent receives your termination request on or after the record date for a dividend, the agent will reinvest any cash dividend paid to you on your account. Your request will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to your account. You will not be charged to terminate from the plan, other than the applicable trading fees or brokerage commissions with respect to any shares sold.

   If your plan account balance falls below one full share, the agent reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to you at your address of record and to terminate your participation in the plan. We may also terminate the plan after written notice in advance mailed to you at the address appearing on the agent's records. If the plan or your participation is terminated, you will receive certificates for whole shares held in your accounts and a check for the cash value of any fractional shares held in any plan account that is terminated less any applicable fees.

Taxes.

   23. What are the Federal income tax consequences of participating in the plan?

   Dividends you receive on shares of common stock that you hold in the plan and which are reinvested in newly issued shares will be treated for Federal income tax purposes as a taxable stock distribution to you. Accordingly, you will receive taxable dividend income in an amount equal to the fair market value of the shares of common stock that you receive on the dividend payment date to the extent we have current or accumulated earnings and profits for Federal income tax purposes. We intend to take the position that the fair market value of the newly issued shares purchased with reinvested dividends equals the average of the high and low sale prices of shares as reported on the New York Stock Exchange on the related dividend payment date. On the other hand, dividends you receive on shares of common stock that you hold in the plan which are reinvested in shares of common stock purchased by the agent in the open market or in privately negotiated transactions will be treated for Federal income tax purposes as a taxable cash distribution to you in an amount equal to the purchase price of such shares, to the extent that we have current or accumulated earnings and profits for Federal income tax purposes. The portion of a distribution you receive that is in excess of our current and accumulated earnings and profits will not be taxable to you if this portion of the distribution does not exceed the adjusted tax basis of your shares. If a portion of your distribution exceeds the adjusted tax basis of your shares, that portion of your distribution will be taxable as a capital gain. If we properly designate a portion of your distribution as a capital gain dividend, then that portion will be reportable as a capital gain. Capital gains will be taxed to you at a 20% or 25% income tax rate, depending on the tax characteristics of the assets which produced such gains, and on certain other designations, if any, that we may make. Your statement of account will show the fair market value of the common stock purchased with reinvested dividends on the applicable dividend payment date. You also will receive a Form 1099-DIV after the end of the year which will show for the year your total dividend income, your amount of any return of capital distribution and your amount of any capital gain dividend. For a general discussion of the Federal income tax consequences of distributions to you with respect to shares of common stock, whether or not the shares are acquired pursuant to the plan, see "Material Federal Income Tax Consequences Associated With an Investment in Common Stock-- Taxation of Taxable U.S. Stockholders" below.

   Under the plan, you will bear any trading fees or brokerage commissions related to the acquisition and sale of shares of common stock. However, in the future we may agree to pay some or all of the trading fees or brokerage commissions in connection with purchase transactions. The IRS has ruled in private letter rulings that brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants in a dividend reinvestment plan were to be treated as constructive distributions to the participants. In these rulings the IRS determined that distributions were subject to income tax in the same manner as distributions and includable in the participant's cost basis of the shares purchased. Accordingly, to the extent that we pay brokerage commissions with respect to any open market or privately negotiated purchases made by the agent, we intend to take the position that participants received their proportionate amount of the commissions as additional distributions. While the matter is not free from doubt, we intend to take the position that administrative expenses of the plan paid by us are not constructive distributions to you.

   If we reinvest your dividends or your optional cash purchases under the COPP in newly issued shares of common stock, then your tax basis in the shares purchased for your account will equal the per share fair market value of the common stock on the relevant dividend payment date or COPP investment date, as applicable. If we reinvest your dividends or your optional cash purchases under the COPP in shares that the agent purchases in the open market or in privately negotiated transactions, then your tax basis in your shares purchased for your account will equal the amount paid for the shares, including any trading fees or brokerage commissions you paid, plus the amount of income, if any, that you recognize because trading fees or brokerage commissions were paid on your behalf. Your holding period for the shares of common stock acquired under the plan will begin on the day following the date such shares were purchased for your account. Consequently, shares purchased in different months will have different holding periods.

   If you acquire shares of common stock under the WDP at a discount from the fair market value of such shares on the trading day on which the shares are purchased during the applicable WDP investment period, the tax treatment to you is unclear. We presently intend to take the position that any discount on shares purchased under the WDP does not constitute a distribution from us to you. However, it is possible that you will be treated as having received a distribution from us upon the purchase of common stock under the WDP in an amount equal to the excess, if any, of the total fair market value of the shares you purchase on each day on which shares are purchased during the WDP investment period over the amount of your WDP payment. We may take this position in future reports to you or the IRS. You should consult with your own tax advisor with respect to the tax treatment of shares you purchase at a discount under the WDP. Your tax basis in the shares of common stock acquired under the WDP will equal the amount of your WDP payment plus the amount of income, if any, you recognized upon the acquisition.

   You will not realize any gain or loss when you receive certificates for whole shares of common stock credited to your account, either upon your request, when you withdraw from the plan or if the plan terminates. However, you will recognize gain or loss when whole shares of common stock or rights applicable to common stock acquired under the plan are sold or exchanged. You will also recognize gain or loss when you receive a cash payment for a fractional share of common stock credited to your account when you withdraw from the plan or if the plan terminates. The amount of your gain or loss will equal the difference between the amount you receive for your shares or fractional shares of common stock or rights applicable to common stock, net of any costs of sale paid by you, and your tax basis of such shares. For a general discussion of the Federal income tax consequences of disposing of shares of common stock, whether or not you receive or dispose of the shares through the plan, see "Material Federal Income Tax Consequences Associated With an Investment in Common Stock--Dispositions of Common Stock" below.

   The foregoing summary of certain Federal income tax considerations regarding the plan is based on current law, is for your general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) who is subject to special treatment under the Federal income tax laws. If you wish to participate in the plan, you are strongly urged to consult with your tax advisor regarding the specific tax consequences (including the Federal, state, local and foreign tax consequences) that may affect you if you participate in the plan, and of potential changes in applicable tax laws. See "Material Federal Income Tax Consequences Associated With an Investment in Common Stock" below.

Other provisions.

   24. What happens if I sell or transfer shares of stock or acquire additional shares of stock?

   If you elect to have dividends automatically reinvested in the plan and subsequently sell or transfer all or any part of the shares registered in your name, we will continue to reinvest your dividends as long as shares are registered in your name or until you terminate your participation in the plan. Similarly, if you elect the full or partial dividend reinvestment option under the plan and subsequently acquire additional shares registered in your name, we will continue to reinvest your dividends until you terminate your participation in the plan. If, however, you elect the optional cash purchases only option and subsequently acquire additional shares that are registered in your name, we will not reinvest your dividends paid on such shares.

   25. How will my shares be voted?

   For any meeting of stockholders, you will receive proxy materials in order to vote all shares held by the plan for your account. The plan will vote all shares as you designate or you may vote in person at the meeting of stockholders. If you do not provide instructions or return an executed proxy, the plan will not vote your shares. If you hold your shares through a broker, bank or nominee, that person will receive the proxy materials and you will need to contact that person in order to vote your shares.

   26. Who pays the expenses of the plan?

   We will pay all of the costs of administrating the plan other than trading fees or brokerage commissions. We will pass on to you the fees and commissions associated with the purchase and sale of shares of common stock attributable to you under the plan.

   27. What are the responsibilities of the company or the agent under the plan?

   Neither we nor the agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate your account upon your death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for your account, the times when purchases are made or fluctuations in the market value of the common stock. Neither we nor the agent has any duties, responsibilities or liabilities except as expressly set forth in the plan or as imposed by applicable laws, including, without limitation, Federal securities laws. You should recognize that we cannot assure you a profit or protect you against a loss on the shares you purchase under the plan and we take no position on whether you or other stockholders or investors should participate in the plan.

   28. What happens if the company issues a stock dividend, subscription rights, declares a stock split or makes any other similar distribution in respect of shares of common stock?

   You will automatically receive credit to your plan account for any stock dividend, stock split or other similar distribution in respect of shares of common stock that we may declare. In the event that we make available to stockholders subscription rights to purchase additional shares of common stock or other securities, the agent will sell the rights accruing to all shares held in your name when rights become separately tradable and will apply the net proceeds from the sale of the rights to the purchase of common stock with the next monthly optional cash purchase. If you do not want the agent to sell the rights and invest the proceeds, you can notify the agent by submitting an updated Enrollment Form and request that the distribution of subscription or other purchase rights be made directly to you. This will permit you to personally exercise, transfer or sell the rights on your shares.

   29. May shares in my account be pledged?

   You may not pledge shares credited to your account, and any purported pledge will be void. If you wish to pledge shares, you must withdraw those shares from the plan.

   30. May I transfer all or a part of my shares held in the plan to another person?

   You may transfer ownership of all or part of your shares held in the plan through gift, private sale or otherwise, by mailing to the agent at the address listed above a properly executed stock assignment, along with a letter requesting the transfer and a Form W-9--Certification of Taxpayer Identification Number completed by the transferee. Requests for transfer of shares held in the plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The agent will provide you with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the your plan account, the agent will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares. All transfers will be subject to the limitations on ownership and transfer provided in our charter which are summarized below and which are incorporated into the prospectus by reference.

   31. May the plan be changed or terminated?

   We may amend, modify, suspend or terminate the plan at any time. The agent will notify you in writing of any substantial modifications made to the plan. The agent may appoint, by plan amendment, a successor agent to take its place under the terms and conditions set forth in the plan. If the agent appoints a successor agent, we are authorized to pay the successor agent for your account, and all dividends and distributions payable on common stock you hold under the plan for application by such successor.

                RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

   Our charter places certain restrictions upon the actual and constructive ownership of shares of common stock. With respect to our common stock, you may not actually or constructively own more than 7.0% of our outstanding capital stock. The percentage of ownership is measured by either value or absolute number of shares, whichever measurement is more restrictive. To the extent any transfer of common stock, reinvestment of dividends or optional cash purchase that you or another stockholder elects causes you or such other stockholder or any other person or entity to exceed the ownership limit or otherwise violate our charter, the transfer or investment will be void ab initio as to you or the other stockholder, with the shares resold to a third party or to us, and you or such stockholder would be entitled to receive cash dividends (without interest) in lieu of such reinvestment or to a return of such voluntary cash investment (without interest), as applicable, provided that the amount received by you or the other stockholder will not exceed the sales price of the shares.

              MATERIAL FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED
                       WITH AN INVESTMENT IN COMMON STOCK

   The following summary of material federal income tax consequences associated with an investment in the common stock we are registering is based on current law, is for general information only and is not tax advice. The tax treatment to holders of common stock will vary depending on a holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to certain types of stockholders, subject to special treatment under the federal income tax laws except to the extent discussed under the headings "--Taxation of tax-exempt stockholders" and "--Taxation of non-U.S. stockholders." Stockholders subject to special treatment include, without limitation:

       .  insurance companies;

       .  financial institutions or broker-dealers;

       .  tax-exempt organizations;

      .stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes;

       .  foreign corporations or partnerships; and

       .  persons who are not citizens or residents of the United States.

   In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common stock.

   The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described herein. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

   You are urged to consult your tax advisor regarding the specific tax consequences to you of (1) the acquisition, ownership and sale or other disposition of our common stock, in each case including the federal, state, local, foreign and other tax consequences, (2) our election to be taxed as a REIT for federal income tax purposes, and (3) potential changes in applicable tax laws.

Taxation of the Company.

   General. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1997. We believe that, commencing with such taxable year, we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Internal Revenue Code. Accordingly, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See the section below entitled "--Failure to qualify."

   The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

   If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. We will be subject to federal income tax as follows:

  . We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

  . We may be subject to the "alternative minimum tax" on our items of tax preference.

  . If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

  . We will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

  . If we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

  . We will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

  . If we acquire any asset from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then under Treasury Regulations not yet promulgated we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the built-in gain. For this purpose, the term "built-in gain" means the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date we acquired the asset. The results described in this paragraph with respect to the recognition of built-in gain assume that we will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 2000 Federal Budget Proposal.

   Requirements for qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1) that is managed by one or more trustees or directors;

  (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

  (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

  (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

  (5) that is beneficially owned by 100 or more persons;

  (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and

  (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

   The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions
(5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

   We believe that we have satisfied each of the above conditions. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in the section entitled "Description of capital stock--Restrictions on ownership and transfer of shares of our capital stock." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled "--Failure to qualify."

   In addition, we may not maintain our status as a REIT unless our taxable year is a calendar year. We have and will continue to have a calendar taxable year.

   Ownership of a partnership interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of Kilroy

Realty, L.P. (including Kilroy Realty, L.P.'s share of these items for any partnership in which it owns an interest) are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the Federal income taxation of partnerships and their partners below in "--Tax Aspects of the Partnerships." We have direct control of Kilroy Realty, L.P. and will continue to operate it in a manner consistent with the requirements for qualification as a REIT.

   Income tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from the real property investments described above, or from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

    . the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

    . the Internal Revenue Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the interests in such tenant (a "Related Party Tenant");

    . if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

    . for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.

   We do not and will not, and as general partner of Kilroy Realty, L.P., will not permit it to:

    . charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

    .  rent any property to a Related Party Tenant;

    . derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or

    . perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue.

Notwithstanding the foregoing, we may have taken and may continue to take certain of the actions set forth above to the extent that we determine, based on the advice of our tax counsel, that such actions will not jeopardize our status as a REIT.

   Kilroy Services, Inc. receives fees in exchange for the performance of certain development activities. Such fees do not accrue to us, but we derive our allocable share of dividends from Kilroy Services, Inc. through our interest in Kilroy Realty, L.P., which qualify under the 95% gross income test, but not the 75% gross income test. We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

    . our failure to meet these tests was due to reasonable cause and not due to willful neglect;

    . we attach a schedule of the sources of our income to our federal income tax return; and

    . any incorrect information on the schedule was not due to fraud with intent to evade tax.

   It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

   Prohibited transaction income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by Kilroy Realty, L.P. or Kilroy Realty Finance Partnership, L.P.) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. Kilroy Realty, L.P. intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties, and to make occasional sales of the properties as are consistent with Kilroy Realty, L.P.'s investment objectives. The IRS may contend, however, that that one or more of these sales is subject to the 100% penalty tax.

   Asset tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

    . At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date we receive such proceeds.

    . Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

    . Of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

   Kilroy Realty, L.P. owns 100% of the non-voting preferred stock of Kilroy Services, Inc., and by virtue of our ownership of interests in Kilroy Realty, L.P., we are considered to own a portion of these shares. The preferred stock of Kilroy Services, Inc. held by us is not a qualifying real estate asset. Kilroy Realty, L.P. does not and will not own any of the voting securities of Kilroy Services, Inc., and therefore we will not be considered to own more than 10% of its voting securities. In addition, we believe that the value of our shares of the preferred stock held by Kilroy Realty, L.P. does not exceed 5% of the total value of our assets, and will not exceed such amount in the future. No independent appraisals have been obtained to support this conclusion. We cannot assure our stockholders that the IRS will not contend that the value of the securities of Kilroy Services, Inc. held by us exceeds the 5% value limitation. The 5% value test must be satisfied not only on the date that we (directly or through Kilroy Realty, L.P.) acquired securities in Kilroy Services, Inc., but also each time we increase our ownership, including as a result of increasing our interest in Kilroy Realty, L.P. whether as a result of a capital contribution or the redemption of common units of Kilroy Realty, L.P. Although we believe that we presently satisfy the 5% value test and plan to take steps to ensure that we satisfy such test for any quarter with respect to which retesting is to occur, we cannot assure our stockholders that such steps will always be successful, or will not require a reduction in Kilroy Realty, L.P.'s interest in Kilroy Services, Inc.

   After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter or increase our interests in Kilroy Realty, L.P., we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and we intend to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

   Annual distribution requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to

    . the sum of 95% of our "REIT taxable income," and 95% of our after tax net income, if any, from foreclosure property, minus

    . The excess of the sum of certain items of our noncash income over 5% of "REIT taxable income" as described above.

   Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

   We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided below, these distributions are taxable to our stockholders (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential. For example, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Kilroy Realty, L.P. partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause Kilroy Realty, L.P. to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

   We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in our REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

   Under certain circumstances, we may be able to rectify a failure to meet our distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

   In addition, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

Failure to qualify.

   If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code applicable to REITs do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief. In addition, President Clinton's 2000 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 2000. If enacted, this provision could effectively preclude us from re-electing to be taxed as a REIT following a loss of REIT status.

Tax aspects of The Partnerships.

   General. Substantially all of our investments are held indirectly through Kilroy Realty, L.P. and Kilroy Realty Finance Partnership, L.P. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by Kilroy Realty, L.P. and Kilroy Realty Finance Partnership, L.P.

   Entity classification. Our interests in Kilroy Realty, L.P. involve special tax considerations, including the possibility that the IRS might challenge the status of Kilroy Realty, L.P. or Kilroy Realty Finance Partnership, L.P. as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes. If Kilroy Realty, L.P. or Kilroy Realty Finance Partnership, L.P. were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and prevent us from satisfying the REIT asset tests and possibly the REIT income tests. This, in turn, would prevent us from qualifying as a REIT. In addition, a change in Kilroy Realty, L.P.'s or Kilroy Realty Finance Partnership, L.P.'s tax status might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

   Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members (an "eligible entity") may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Kilroy Realty, L.P. and Kilroy Realty Finance Partnership, L.P. intend to claim classification as partnerships under these Treasury Regulations, and, as a result, we believe these partnerships will be classified as partnerships for federal income tax purposes.

   Allocations of Kilroy Realty, L.P.'s income, gain, loss and deduction. A partnership agreement will generally determine the allocation of income and losses among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) of the Internal Revenue Code and the Treasury Regulations require that partnership allocations respect the economic arrangement of the partners.

   The partnership agreement provides for preferred distributions of cash and preferred allocations of income to the Company with respect to the holders of Series A Preferred Units and Series C Preferred Units. In addition, to the extent that we issue Series B Preferred Stock, Kilroy Realty, L.P. will issue Series B Preferred Units to us, and the partnership agreement will be amended to provide for similar preferred distributions of cash and preferred allocations of income to us with respect to our Series B Preferred Units, although such distributions and allocations will be subordinate to the Series A and Series C Preferred Units. As a consequence, we will receive distributions from Kilroy Realty, L.P. and distributions attributable to our other assets that we will use to pay dividends on any issued shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock before any other partner in Kilroy Realty, L.P. receives a distribution, other than a holder of Series A Preferred Units and Series C Preferred Units, if such units are not then held by us. In addition, if necessary, income will be specially allocated to us, and losses will be allocated to the other partners of Kilroy Realty, L.P., in amounts necessary to ensure that the balance in our capital account will at all times be equal to or in excess of the amount that we must pay on any issued shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock upon liquidation or redemption. As long as we do not hold the Series A Preferred Units or Series C Preferred Units, similar preferred distributions and allocations will be made for the benefit of the holders of such units. All remaining items of operating income and loss will be allocated to the holders of common units in proportion to the number of common units held by each unitholder. All remaining items of gain or loss relating to the disposition of Kilroy Realty, L.P.'s assets upon liquidation will be allocated first to the partners in the amounts necessary, in general, to equalize our and the limited partners' per common unit capital accounts. Certain limited partners have agreed to guarantee debt of Kilroy Realty, L.P., either directly or indirectly through an agreement to make capital contributions to it under limited circumstances. As a result, and notwithstanding the above discussion of allocations of income and loss to holders of common units, these limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation, which net loss would have otherwise been allocable to us.

   If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Kilroy Realty, L.P.'s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

   Tax allocations with respect to the properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. We refer to this difference as a "book-tax difference." These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Kilroy Realty, L.P. was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of Kilroy Realty, L.P., additional appreciated property has been contributed to it in exchange for partnership interests. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

   In general, the partners of Kilroy Realty, L.P., who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would have been if they had been determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a book-tax difference, all income attributable to the book-tax difference will generally be allocated to the limited partner who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the date of contribution. These allocations will tend to eliminate the book-tax difference over the life of Kilroy Realty, L.P. However, the special allocation rules of
Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of Kilroy Realty, L.P. may cause us or other partners to be allocated lower depreciation and other deductions. We could possibly be allocated an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us or other partners as a result of the sale. Such an allocation might cause us or other partners to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with our REIT distribution requirements.

   Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and Kilroy Realty, L.P. have determined to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to Kilroy Realty, L.P. and for certain assets contributed subsequently. We and Kilroy Realty, L.P. have not yet decided what method will be used to account for book-tax differences for properties acquired by Kilroy Realty, L.P. in the future.

   Any property acquired by Kilroy Realty, L.P. in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Taxation of taxable U.S. stockholders.

   As used below, the term "U.S. stockholder" means a holder of shares of common stock who is for United States federal income tax purposes:

    .  a citizen or resident of the United States;

    . a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

    . an estate the income of which is subject to United States federal income taxation regardless of its source; or

    . a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

   Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

   Distributions generally. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred stock, if any, and then to the common stock.

   To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his or her shares will be taxable as capital gains, provided that the shares were held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

   Capital gain distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

   Passive activity losses and investment interest limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

   Retention of net long-term capital gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would:

    . include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

    . be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains;

    .  receive a credit or refund for the amount of tax deemed paid by it;

    . increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

    . in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Dispositions of common stock.

   If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup withholding.

   We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of tax-exempt stockholders.

   The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt stockholders described below) has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code, and the shares are not otherwise used in a trade or business, dividend income from us will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its trade or business. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

   For stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

   Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" shall be treated as unrelated business taxable income as to any trust which:

  .  is described in Section 401(a) of the Internal Revenue Code;

  .  is tax-exempt under Section 501(a) of the Internal Revenue Code; and

  .  holds more than 10%, by value, of the interests in the REIT.

   Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."

   A REIT is a "pension held REIT" if:

  . it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust, rather than by the trust itself; and

  . either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

   The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

  . the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

  .  the total gross income of the REIT.

   A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as unrelated business taxable income will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of the limitations on the transfer and ownership of stock contained in the charter, we are not and do not expect to be classified as a "pension-held REIT."

Taxation of non-U.S. stockholders.

   The preceding discussion does not address the rules governing U.S. Federal income taxation of the ownership and disposition of common stock by persons who are not U.S. stockholders. In general, stockholders who are not U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the stockholder's country. A stockholder who is not a U.S. stockholder and who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Stockholders who are not U.S. stockholders should consult their tax advisors concerning the federal income tax consequences to them of an acquisition of shares of common stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, us.

Other tax consequences.

   We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. Our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

                     PLAN OF DISTRIBUTION AND UNDERWRITERS

   Pursuant to the plan, we may be requested to approve optional cash purchases excess of the allowable maximum amounts pursuant to requests for waiver on behalf of you or any another participant that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to:

  .  our need for additional funds,

  . the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds,

  .  the purchase price likely to apply to any sale of common stock, and

  . the aggregate amount of optional cash purchases in excess of $5,000 for which requests for waiver have been submitted by all participants.

   Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. We may, however, approve requests for optional cash purchases by such persons in excess of allowable maximum limitations. If such requests are submitted for any WDP investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

                                    EXPERTS

   The consolidated financial statements and financial statement schedule incorporated by reference in this prospectus by reference from the Company's Annual Report on Form 10-K, the combined historical summary of certain revenues and certain expenses of the Five Acquired Properties for the year ended December 31, 1996 incorporated by reference in this prospectus by reference from the Company's Current Report on Form 8-K/A filed February 27, 1998, and the combined historical summary of certain revenues and certain expenses of the Three Acquired Properties for the year ended December 31, 1997 incorporated by reference in this prospectus by reference from the Company's Current Report on Form 8-K/A filed April 28, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and having been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We have filed the documents listed below under the Exchange Act with the SEC. These documents are incorporated herein by reference:

   (a) our annual report on Form 10-K (File No. 001-12675) for the year ended December 31, 1997;

   (b) our quarterly reports on Form 10-Q (File No. 001-12675) for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

   (c) our current reports on Form 8-K filed April 23, 1998, April 24, 1998, April 28, 1998, October 8, 1998 and December 11, 1998; and

   (d) the description of our common stock contained in our registration statement on Form 8-K/A, dated March 5, 1999.

   Any document filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered hereby to which this prospectus relates shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents.

   Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   We will provide copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request. You should direct requests to the attention of the Chief Financial Officer, Kilroy Realty Corporation, 2250 East Imperial Highway, El Segundo, California 90245, telephone number (310) 563-5500.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the SEC. The registration statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information we filed with the SEC in accordance with the Exchange Act can be inspected and copied at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such information also may be accessed through the SEC's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the SEC's Internet web site (http://www.sec.gov). In addition, our common stock is listed on the New York Stock Exchange and similar information about us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We filed with the SEC a registration statement on Form S-3 together with all amendments and exhibits, of which this prospectus is a part, under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus or in any document incorporated by reference herein, as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information about us and our common stock you are encouraged to refer to the registration statement and the exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

   Some of the information included and incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our (including certain of our subsidiaries') capital resources, portfolio performance and results of operations. Likewise, the pro forma financial statements and other pro forma information incorporated by reference in this prospectus also contain forward-looking statements. In addition, all statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. We can not assure you that the events or circumstances reflected in forward-looking statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction, including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities, our failure to qualify and maintain our status as a REIT under the Internal Revenue Code, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only.

                                                                         ANNEX I

                           KILROY REALTY CORPORATION

                  ESTIMATED DATES FOR OPTIONAL CASH PURCHASES

    Estimated
 Threshold Price
   and Waiver
    Discount           Estimated         Estimated
  Determination      Optional Cash   Investment Period       Estimated
      Date         Payment Due Date  Commencement Date  COPP Investment Date
-----------------  ----------------- ------------------ --------------------
April 13, 1999     April 15, 1999    April 16, 1999      April 20, 1999
May 11, 1999       May 13, 1999      May 14, 1999        May 20, 1999
June 8, 1999       June 10, 1999     June 11, 1999       June 21, 1999
June 13, 1999      July 15, 1999     July 16, 1999       July 20, 1999
August 10, 1999    August 12, 1999   August 13, 1999     August 20, 1999
September 7, 1999  September 9, 1999 September 10, 1999  September 20, 1999
October 12, 1999   October 14, 1999  October 15, 1999    October 20, 1999
November 9, 1999   November 11, 1999 November 12, 1999   November 22, 1999
December 7, 1999   December 9, 1999  December 10, 1999   December 20, 1999
January 11, 2000   January 13, 2000  January 14, 2000    January 20, 2000
February 9, 2000   February 10, 2000 February 11, 2000   February 21, 2000
March 7, 2000      March 9, 2000     March 10, 2000      March 20, 2000
April 11, 2000     April 13, 2000    April 14, 2000      April 20, 2000
May 9, 2000        May 11, 2000      May 12, 2000        May 22, 2000
June 6, 2000       June 8, 2000      June 9, 2000        June 20, 2000
June 11, 2000      July 13, 2000     July 14, 2000       July 20, 2000
August 8, 2000     August 10, 2000   August 11, 2000     August 21, 2000
September 5, 2000  September 7, 2000 September 8, 2000   September 20, 2000
October 10, 2000   October 12, 2000  October 13, 2000    October 20, 2000
November 7, 2000   November 9, 2000  November 10, 2000   November 20, 2000
December 5, 2000   December 7, 2000  December 8, 2000    December 20, 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

   The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates.

   SEC Registration Fee............................................... $  5,925
   NYSE Filing Fee....................................................    3,500
   Printing...........................................................   30,000
   Legal Fees and Expenses............................................   50,000
   Accounting Fees and Expenses.......................................   25,000
   Blue Sky Fees and Expenses.........................................    7,000
   Plan Administration Fees and Expenses..............................   20,000
   Miscellaneous Expenses.............................................    3,575
                                                                       --------
     Total............................................................ $145,000
                                                                       ========

   All of the costs identified above will be paid by us.

Item 15. Indemnification of directors and officers.

   Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

  . the act or omission of the director or officer was material to the matter giving rise to the proceeding and

     .  was committed in bad faith or

     .  was the result of active and deliberate dishonesty;

  . the director or officer actually received an improper personal benefit in money, property or services; or

  . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

   Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director's or officer's official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

   In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

   Our charter and bylaws provide in effect that we will indemnify our directors and officers to the fullest extent permitted by applicable law. We have purchased directors' and officers' liability insurance for the benefit of its directors and officers.

   We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse them for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

Item 16. Exhibits.

  3.1 Articles of Amendment and Restatement of the Registrant(1)
  3.2 Amended and Restated Bylaws of the Registrant(1)
  3.3 Form of Certificate for Common Stock of the Registrant(1)
  3.4 Articles Supplementary of the Registrant designating 8.075% Series A
       Cumulative Redeemable Preferred Stock(10)
  3.5 Articles Supplementary of the Registrant, designating 8.075% Series A
       Cumulative Redeemable Preferred Stock(13)
  3.6 Articles Supplementary of the Registrant designating its Series B Junior
       Participating Preferred Stock (to be filed by amendment)
  3.7 Articles Supplementary of the Registrant designating its 9.375% Series C
       Cumulative Redeemable Preferred Stock(15)
  4.1 Registration Rights Agreement, dated January 31, 1997(1)
  4.2 Registration Rights Agreement, dated February 6, 1998(10)
  4.3 Registration Rights Agreement, dated April 20, 1998(13)
  4.4 Registration Rights Agreement, dated November 24, 1998(15)
  4.5 Registration Rights Agreement, dated as of October 31, 1997(7)
  4.6 Rights Agreement, dated as of October 2, 1998 between Kilroy Realty
       Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights
       Agent, which includes the form of Articles Supplementary of the Series B
       Junior Participating Preferred Stock of Kilroy Realty Corporation as
       Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C(16)
  5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP (to be filed by amendment)
 10.1 Fourth Amended and Restated Agreement of Limited Partnership of Kilroy
       Realty, L.P., dated November 24, 1998(15)
 10.2 Omnibus Agreement, dated as of October 30, 1996, by and among Kilroy
       Realty, L.P. and the parties named therein(1)
 10.3 Supplemental Representations, Warranties and Indemnity Agreement by and among Kilroy Realty, L.P. and the parties named therein(1)
 10.4 Pledge Agreement by and among Kilroy Realty, L.P., John B. Kilroy, Sr.,
       John B. Kilroy, Jr. and Kilroy Industries(1)
 10.5 1997 Stock Option and Incentive Plan of the Registrant and Kilroy Realty,
       L.P(1)
 10.6 Form of Indemnity Agreement of the Registrant and Kilroy Realty, L.P. with certain officers and directors(1)
 10.7 Lease Agreement, dated January 24, 1989, by and between Kilroy Long Beach
       Associates and the City of Long Beach for Kilroy Long Beach Phase I(1)

 10.8 First Amendment to Lease Agreement, dated December 28, 1990, by and between Kilroy Long Beach Associates and the City of Long Beach for
        Kilroy Long Beach Phase I(1)
 10.9  Lease Agreement, dated July 17, 1985, by and between Kilroy Long Beach
        Associates and the City of Long Beach for Kilroy Long Beach Phase
        III(1)
 10.10 Lease Agreement, dated April 21, 1988, by and between Kilroy Long Beach
        Associates and the Board of Water Commissioners of the City of Long
        Beach, acting for and on behalf of the City of Long Beach, for Long
        Beach Phase IV(1)
 10.11 Lease Agreement, dated December 30, 1988, by and between Kilroy Long
        Beach Associates and City of Long Beach for Kilroy Long Beach Phase
        II(1)
 10.12 First Amendment to Lease, dated January 24, 1989, by and between Kilroy
        Long Beach Associates and the City of Long Beach for Kilroy Long Beach
        Phase III(1)
 10.13 Second Amendment to Lease Agreement, dated December 28, 1990, by and between Kilroy Long Beach Associates and the City of Long Beach for
        Kilroy Long Beach Phase III(1)
 10.14 First Amendment to Lease Agreement, dated December 28, 1990, by and between Kilroy Long Beach Associates and the City of Long Beach for
        Kilroy Long Beach Phase II(1)
 10.15 Third Amendment to Lease Agreement, dated October 10, 1994, by and between Kilroy Long Beach Associates and the City of Long Beach for
        Kilroy Long Beach Phase III(1)
 10.16 Development Agreement by and between Kilroy Long Beach Associates and the City of Long Beach(1)
 10.17 Amendment No. 1 to Development Agreement by and between Kilroy Long
        Beach Associates and the City of Long Beach(1)
 10.18 Ground Lease by and between Frederick Boysen and Ted Boysen and Kilroy
        Industries, dated May 15, 1969, for SeaTac Office Center(1)
 10.19 Amendment No. 1 to Ground Lease and Grant of Easement, dated April 27,
        1973, among Frederick Boysen and Dorothy Boysen, Ted Boysen and Rose
        Boysen and Sea/Tac Properties(1)
 10.20 Amendment No. 2 to Ground Lease and Grant of Easement, dated May 17,
        1977, among Frederick Boysen and Dorothy Boysen, Ted Boysen and Rose
        Boysen and Sea/Tac Properties(1)
 10.21 Airspace Lease, dated July 10, 1980, by and among the Washington State
        Department of Transportation, as lessor, and Sea Tac Properties, Ltd.
        and Kilroy Industries, as lessee(1)
 10.22 Lease, dated April 1, 1980, by and among Bow Lake, Inc., as lessor, and
        Kilroy Industries and SeaTac Properties, Ltd., as lessees for Sea/Tac
        Office Center(1)
 10.23 Amendment No. 1 to Ground Lease, dated September 17, 1990, between Bow
        Lake, Inc., as lessor, and Kilroy Industries and Sea/Tac Properties,
        Ltd., as lessee(1)
 10.24 Amendment No. 2 to Ground Lease, dated March 21, 1991, between Bow Lake,
        Inc., as lessor, and Kilroy Industries and Sea/Tac Properties, Ltd., as lessee(1)
 10.25 Property Management Agreement between Kilroy Realty Finance Partnership,
        L.P. and Kilroy Realty, L.P.(1)
 10.26 Environmental Indemnity Agreement(1)
 10.27 Option Agreement by and between Kilroy Realty, L.P. and Kilroy Airport
        Imperial Co.(1)
 10.28 Option Agreement by and between Kilroy Realty, L.P. and Kilroy Calabasas
        Associates(1)
 10.29 Employment Agreement between the Registrant and John B. Kilroy, Jr.(1)
 10.30 Employment Agreement between the Registrant and Richard E. Moran Jr.(1)
 10.31 Employment Agreement between the Registrant and Jeffrey C. Hawken(1)
 10.32 Employment Agreement between the Registrant and C. Hugh Greenup(1)
 10.33 Noncompetition Agreement by and between the Registrant and John B.
        Kilroy, Sr.(1)

 10.34 Noncompetition Agreement by and between the Registrant and John B.
        Kilroy, Jr.(1)
 10.35 License Agreement by and among the Registrant and the other persons named therein(1)
 10.36 Form of Indenture of Mortgage, Deed of Trust, Security Agreement,
        Financing Statement, Fixture Filing and Assignment of Leases, Rents and
        Security Deposits(1)
 10.37 Mortgage Note(1)
 10.38 Indemnity Agreement(1)
 10.39 Assignment of Leases, Rents and Security Deposits(1)
 10.40 Variable Interest Rate Indenture of Mortgage, Deed of Trust, Security
        Agreement, Financing Statement, Fixture Filing and Assignment of Leases and Rents(1)
 10.41 Environmental Indemnity Agreement(1)
 10.42 Assignment, Rents and Security Deposits(1)
 10.43 Form of Mortgage, Deed of Trust, Security Agreement, Financing
        Statement, Fixture Filing and Assignment of Leases and Rents(1)
 10.44 Assignment of Leases, Rents and Security Deposits(1)
 10.45 Purchase and Sale Agreement and Joint Escrow Instructions, dated April
        30, 1997, by and between Mission Land Company, Mission-Vacaville, L.P.
        and Kilroy Realty, L.P.(2)
 10.46 Agreement of Purchase and Sale and Joint Escrow Instructions, dated
        April 30, 1997, by and between Camarillo Partners and Kilroy Realty,
        L.P.(2)
 10.47 Purchase and Sale Agreement and Escrow Instructions dated May 5, 1997, by and between Kilroy Realty, L.P. and Pullman Carnegie Associates(4)
 10.48 Amendment to Purchase and Sale Agreement and Escrow Instructions, dated
        June 27, 1997, by and between Pullman Carnegie Associates and Kilroy
        Realty, L.P.(4)
 10.49 Purchase and Sale Agreement, Contribution Agreement and Joint Escrow
        Instructions, dated May 12, 1997, by and between Shidler West
        Acquisition Company, LLC and Kilroy Realty, L.P.(3)
 10.50 First Amendment to Purchase and Sale Agreement, Contribution Agreement and Joint Escrow Instructions, dated June 6, 1997, between Kilroy
        Realty, L.P. and Shidler West Acquisition Company, L.L.C. and Kilroy
        Realty, L.P.(3)
 10.51 Second Amendment to Purchase and Sale Agreement, Contribution Agreement and Joint Escrow Instructions, dated June 12, 1997, by and between
        Shidler West Acquisition Company, LLC and Kilroy Realty, L.P.(3)
 10.52 Agreement of Purchase and Sale and Joint Escrow Instructions, dated June
        12, 1997, by and between Mazda Motor of America, Inc. and Kilroy
        Realty, L.P.(4)
 10.53 Amendment to Agreement of Purchase and Sale and Joint Escrow
        Instructions, dated June 30, 1997, by and between Mazda Motor of
        America, Inc. and Kilroy Realty, L.P.(4)
 10.54 Agreement for Purchase and Sale of 2100 Colorado Avenue, Santa Monica,
        California, dated June 16, 1997, by and between Santa Monica Number
        Seven Associates L.P. and Kilroy Realty L.P.(4)
 10.55 Second Amendment to Credit Agreement and First Amendment to Variable
        Interest Rate Indenture of Mortgage, Deed of Trust, Security Agreement,
        Financing Statement, Fixture Filing and Assignment of Leases and Rent dated August 13, 1997(5)
 10.56 Purchase and Sale Agreement and Joint Escrow Instructions, dated July
        10, 1997, by and between Kilroy Realty, L.P. and Mission Square
        Partners(6)
 10.57 First Amendment to the Purchase and Sale Agreement and Joint Escrow
        Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
        and Mission Square Partners, dated August 22, 1997(6)
 10.58 Second Amendment to the Purchase and Sale Agreement and Joint Escrow
        Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
        and Mission Square Partners, dated September 5, 1997(6)

  10.59 Third Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated September 19, 1997(6)
  10.60 Fourth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated September 22, 1997(6)
  10.61 Fifth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated September 23, 1997(6)
  10.62 Sixth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated September 25, 1997(6)
  10.63 Seventh Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated September 29, 1997(6)
  10.64 Eighth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated October 2, 1997(6)
  10.65 Ninth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated October 24, 1997(6)
  10.66 Contribution Agreement, dated October 21, 1997, by and between Kilroy
         Realty, L.P. and Kilroy Realty Corporation and The Allen Group and the
         Allens(8)
  10.67 Purchase and Sale Agreement and Escrow Instructions, dated December 11,
         1997, by and between Kilroy Realty, L.P. and Swede-Cal Properties,
         Inc., Viking Investors of Southern California, L.P. and Viking
         Investors of Southern California II, L.P.(9)
  10.68 Amendment to the Contribution Agreement, dated October 14, 1998, by and between Kilroy Realty, L.P. and Kilroy Realty Corporation and The
         Allen Group and the Allens, dated October 21, 1997(14)
  10.69 Amended and Restated Revolving Credit Agreement, dated as of October 8,
         1998 among Kilroy Realty, L.P., Morgan Guaranty Trust Company of New
         York, as Bank and as Lead Agent for the Banks, and the Banks listed therein.(14)
  10.70 Amended and Restated Guaranty of Payment, dated as of October 8, 1998, between Kilroy Realty Corporation and Morgan Guaranty Trust Company of
         New York.(14)
 *10.71 Form of Dividend Reinvestment and Direct Purchase Plan.
  23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (to be filed by amendment)
  23.2  Consent of Deloitte & Touche LLP (to be filed by amendment)
  24.1 Power of Attorney (included on the signature page to the registration statement)
 *27.1  Financial Data Schedule
 *99.1  Enrollment Form
 *99.2  Request for Waiver Form

--------
  *Filed herewith.

 (1) Previously filed as an exhibit to the Registration Statement on Form S-11 (No. 333-15553) as declared effective on January 28, 1997 and incorporated herein by reference.

 (2) Previously filed as Exhibit 10.11 and 10.12, respectively, to the Current Report on Form 8-K, dated May 22, 1997, and incorporated herein by reference.

 (3) Previously filed as Exhibit 10.57, 10.58 and 10.59, respectively, to the Current Report on Form 8-K, dated June 30, 1997, and incorporated herein by reference.

 (4) Previously filed as Exhibit 10.54, 10.59, 10.60, 10.61 and 10.62, respectively, to the Current Report on Form 8-K, dated June 30, 1997, and incorporated herein by reference.

 (5) Previously filed as an exhibit to the Registration Statement on Form S-11 (No. 333-32261), and incorporated herein by reference.

 (6) Previously filed as an exhibit on Form 10-Q, for the quarterly period ended September 30, 1997, and incorporated herein by reference.

 (7) Previously filed as an exhibit to the Current Report on Form 8-K/A, dated October 29, 1997, and incorporated herein by reference.

 (8) Previously filed as Exhibit 10.70 and 10.71, respectively, to the Current Report on Form 8-K, dated November 7, 1997, and incorporated herein by reference.

 (9) Previously filed as Exhibit 10.70 to the Current Report on Form 8-K, dated December 17, 1997, and incorporated herein by reference.

(10) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated February 6, 1998 and incorporated herein by reference.

(11) Previously filed as an exhibits to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 and incorporated herein by reference.

(12) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 29, 1997 and incorporated herein by reference.
(13) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated August 20, 1998 and incorporated herein by reference.

(14) Previously filed as an exhibit on Form 10-Q (No. 1-12675) for the quarterly period ended September 30, 1998 and incorporated herein by reference.

(15) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated November 24, 1998 and incorporated herein by reference.

(16) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 and incorporated herein by reference.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   The undersigned registrant hereby further undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director. officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act of 1934, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 10th day of March, 1999.

                                          KILROY REALTY CORPORATION

                                                /s/ John B. Kilroy, Jr.
                                          By: _________________________________
                                                    John B. Kilroy, Jr.
                                                 President, Chief Executive
                                                          Officer
                                                        and Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Kilroy, Jr., Jeffrey C. Hawken, Richard
E. Moran Jr., Tyler H. Rose, Ann Marie Whitney, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

    /s/ John B. Kilroy, Sr.          Chairman of the Board           March 10, 1999
____________________________________
        John B. Kilroy, Sr.

    /s/ John B. Kilroy, Jr.          President, Chief Executive      March 10, 1999
____________________________________  Officer and Director
        John B. Kilroy, Jr.           (Principal Executive
                                      Officer)

      /s/ John R. D'Eathe            Director                        March 10, 1999
____________________________________
          John R. D'Eathe

     /s/ William P. Dickey           Director                        March 10, 1999
____________________________________
         William P. Dickey


             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ Matthew J. Hart            Director                        March 10, 1999
____________________________________
          Matthew J. Hart

      /s/ Dale F. Kinsella           Director                        March 10, 1999
____________________________________
          Dale F. Kinsella

    /s/ Richard E. Moran Jr.         Executive Vice President,       March 10, 1999
____________________________________  Chief Financial Officer and
        Richard E. Moran Jr.          Secretary (Principal
                                      Financial Officer)

     /s/ Ann Marie Whitney           Vice President and              March 10, 1999
____________________________________  Controller (Principal
         Ann Marie Whitney            Accounting Officer)

                                 EXHIBIT INDEX

  3.1  Articles of Amendment and Restatement of the Registrant(1)
  3.2  Amended and Restated Bylaws of the Registrant(1)
  3.3  Form of Certificate for Common Stock of the Registrant(1)
  3.4  Articles Supplementary of the Registrant designating 8.075% Series A
        Cumulative Redeemable Preferred Stock(10)
  3.5  Articles Supplementary of the Registrant, designating 8.075% Series A
        Cumulative Redeemable Preferred Stock(13)
  3.6  Articles Supplementary of the Registrant designating its Series B Junior
        Participating Preferred Stock (to be filed by amendment)
  3.7  Articles Supplementary of the Registrant designating its 9.375% Series C
        Cumulative Redeemable Preferred Stock(15)
  4.1  Registration Rights Agreement, dated January 31, 1997(1)
  4.2  Registration Rights Agreement, dated February 6, 1998(10)
  4.3  Registration Rights Agreement, dated April 20, 1998(13)
  4.4  Registration Rights Agreement, dated November 24, 1998(15)
  4.5  Registration Rights Agreement, dated as of October 31, 1997(7)
  4.6  Rights Agreement, dated as of October 2, 1998 between Kilroy Realty
        Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights
        Agent, which includes the form of Articles Supplementary of the Series
        B Junior Participating Preferred Stock of Kilroy Realty Corporation as
        Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C(16)
  5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP (to be filed by amendment)
 10.1  Fourth Amended and Restated Agreement of Limited Partnership of Kilroy
        Realty, L.P., dated November 24, 1998(15)
 10.2  Omnibus Agreement, dated as of October 30, 1996, by and among Kilroy
        Realty, L.P. and the parties named therein(1)
 10.3 Supplemental Representations, Warranties and Indemnity Agreement by and among Kilroy Realty, L.P. and the parties named therein(1)
 10.4  Pledge Agreement by and among Kilroy Realty, L.P., John B. Kilroy, Sr.,
        John B. Kilroy, Jr. and Kilroy Industries(1)
 10.5  1997 Stock Option and Incentive Plan of the Registrant and Kilroy
        Realty, L.P(1)
 10.6  Form of Indemnity Agreement of the Registrant and Kilroy Realty, L.P.
        with certain officers and directors(1)
 10.7  Lease Agreement, dated January 24, 1989, by and between Kilroy Long
        Beach Associates and the City of Long Beach for Kilroy Long Beach Phase
        I(1)
 10.8 First Amendment to Lease Agreement, dated December 28, 1990, by and between Kilroy Long Beach Associates and the City of Long Beach for
        Kilroy Long Beach Phase I(1)
 10.9  Lease Agreement, dated July 17, 1985, by and between Kilroy Long Beach
        Associates and the City of Long Beach for Kilroy Long Beach Phase
        III(1)
 10.10 Lease Agreement, dated April 21, 1988, by and between Kilroy Long Beach
        Associates and the Board of Water Commissioners of the City of Long
        Beach, acting for and on behalf of the City of Long Beach, for Long
        Beach Phase IV(1)

 10.11 Lease Agreement, dated December 30, 1988, by and between Kilroy Long
        Beach Associates and City of Long Beach for Kilroy Long Beach Phase
        II(1)
 10.12 First Amendment to Lease, dated January 24, 1989, by and between Kilroy
        Long Beach Associates and the City of Long Beach for Kilroy Long Beach
        Phase III(1)
 10.13 Second Amendment to Lease Agreement, dated December 28, 1990, by and between Kilroy Long Beach Associates and the City of Long Beach for
        Kilroy Long Beach Phase III(1)
 10.14 First Amendment to Lease Agreement, dated December 28, 1990, by and between Kilroy Long Beach Associates and the City of Long Beach for
        Kilroy Long Beach Phase II(1)
 10.15 Third Amendment to Lease Agreement, dated October 10, 1994, by and between Kilroy Long Beach Associates and the City of Long Beach for
        Kilroy Long Beach Phase III(1)
 10.16 Development Agreement by and between Kilroy Long Beach Associates and the City of Long Beach(1)
 10.17 Amendment No. 1 to Development Agreement by and between Kilroy Long
        Beach Associates and the City of Long Beach(1)
 10.18 Ground Lease by and between Frederick Boysen and Ted Boysen and Kilroy
        Industries, dated May 15, 1969, for SeaTac Office Center(1)
 10.19 Amendment No. 1 to Ground Lease and Grant of Easement, dated April 27,
        1973, among Frederick Boysen and Dorothy Boysen, Ted Boysen and Rose
        Boysen and Sea/Tac Properties(1)
 10.20 Amendment No. 2 to Ground Lease and Grant of Easement, dated May 17,
        1977, among Frederick Boysen and Dorothy Boysen, Ted Boysen and Rose
        Boysen and Sea/Tac Properties(1)
 10.21 Airspace Lease, dated July 10, 1980, by and among the Washington State
        Department of Transportation, as lessor, and Sea Tac Properties, Ltd.
        and Kilroy Industries, as lessee(1)
 10.22 Lease, dated April 1, 1980, by and among Bow Lake, Inc., as lessor, and
        Kilroy Industries and SeaTac Properties, Ltd., as lessees for Sea/Tac
        Office Center(1)
 10.23 Amendment No. 1 to Ground Lease, dated September 17, 1990, between Bow
        Lake, Inc., as lessor, and Kilroy Industries and Sea/Tac Properties,
        Ltd., as lessee(1)
 10.24 Amendment No. 2 to Ground Lease, dated March 21, 1991, between Bow Lake,
        Inc., as lessor, and Kilroy Industries and Sea/Tac Properties, Ltd., as lessee(1)
 10.25 Property Management Agreement between Kilroy Realty Finance Partnership,
        L.P. and Kilroy Realty, L.P.(1)
 10.26 Environmental Indemnity Agreement(1)
 10.27 Option Agreement by and between Kilroy Realty, L.P. and Kilroy Airport
        Imperial Co.(1)
 10.28 Option Agreement by and between Kilroy Realty, L.P. and Kilroy Calabasas
        Associates(1)
 10.29 Employment Agreement between the Registrant and John B. Kilroy, Jr.(1)
 10.30 Employment Agreement between the Registrant and Richard E. Moran Jr.(1)
 10.31 Employment Agreement between the Registrant and Jeffrey C. Hawken(1)
 10.32 Employment Agreement between the Registrant and C. Hugh Greenup(1)
 10.33 Noncompetition Agreement by and between the Registrant and John B.
        Kilroy, Sr.(1)
 10.34 Noncompetition Agreement by and between the Registrant and John B.
        Kilroy, Jr.(1)
 10.35 License Agreement by and among the Registrant and the other persons named therein(1)
 10.36 Form of Indenture of Mortgage, Deed of Trust, Security Agreement,
        Financing Statement, Fixture Filing and Assignment of Leases, Rents and
        Security Deposits(1)
 10.37 Mortgage Note(1)
 10.38 Indemnity Agreement(1)

 10.39 Assignment of Leases, Rents and Security Deposits(1)
 10.40 Variable Interest Rate Indenture of Mortgage, Deed of Trust, Security
        Agreement, Financing Statement, Fixture Filing and Assignment of Leases and Rents(1)
 10.41 Environmental Indemnity Agreement(1)
 10.42 Assignment, Rents and Security Deposits(1)
 10.43 Form of Mortgage, Deed of Trust, Security Agreement, Financing
        Statement, Fixture Filing and Assignment of Leases and Rents(1)
 10.44 Assignment of Leases, Rents and Security Deposits(1)
 10.45 Purchase and Sale Agreement and Joint Escrow Instructions, dated April
        30, 1997, by and between Mission Land Company, Mission-Vacaville, L.P.
        and Kilroy Realty, L.P.(2)
 10.46 Agreement of Purchase and Sale and Joint Escrow Instructions, dated
        April 30, 1997, by and between Camarillo Partners and Kilroy Realty,
        L.P.(2)
 10.47 Purchase and Sale Agreement and Escrow Instructions dated May 5, 1997, by and between Kilroy Realty, L.P. and Pullman Carnegie Associates(4)
 10.48 Amendment to Purchase and Sale Agreement and Escrow Instructions, dated
        June 27, 1997, by and between Pullman Carnegie Associates and Kilroy
        Realty, L.P.(4)
 10.49 Purchase and Sale Agreement, Contribution Agreement and Joint Escrow
        Instructions, dated May 12, 1997, by and between Shidler West
        Acquisition Company, LLC and Kilroy Realty, L.P.(3)
 10.50 First Amendment to Purchase and Sale Agreement, Contribution Agreement and Joint Escrow Instructions, dated June 6, 1997, between Kilroy
        Realty, L.P. and Shidler West Acquisition Company, L.L.C. and Kilroy
        Realty, L.P.(3)
 10.51 Second Amendment to Purchase and Sale Agreement, Contribution Agreement and Joint Escrow Instructions, dated June 12, 1997, by and between
        Shidler West Acquisition Company, LLC and Kilroy Realty, L.P.(3)
 10.52 Agreement of Purchase and Sale and Joint Escrow Instructions, dated June
        12, 1997, by and between Mazda Motor of America, Inc. and Kilroy
        Realty, L.P.(4)
 10.53 Amendment to Agreement of Purchase and Sale and Joint Escrow
        Instructions, dated June 30, 1997, by and between Mazda Motor of
        America, Inc. and Kilroy Realty, L.P.(4)
 10.54 Agreement for Purchase and Sale of 2100 Colorado Avenue, Santa Monica,
        California, dated June 16, 1997, by and between Santa Monica Number
        Seven Associates L.P. and Kilroy Realty L.P.(4)
 10.55 Second Amendment to Credit Agreement and First Amendment to Variable
        Interest Rate Indenture of Mortgage, Deed of Trust, Security Agreement,
        Financing Statement, Fixture Filing and Assignment of Leases and Rent dated August 13, 1997(5)
 10.56 Purchase and Sale Agreement and Joint Escrow Instructions, dated July
        10, 1997, by and between Kilroy Realty, L.P. and Mission Square
        Partners(6)
 10.57 First Amendment to the Purchase and Sale Agreement and Joint Escrow
        Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
        and Mission Square Partners, dated August 22, 1997(6)
 10.58 Second Amendment to the Purchase and Sale Agreement and Joint Escrow
        Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
        and Mission Square Partners, dated September 5, 1997(6)
 10.59 Third Amendment to the Purchase and Sale Agreement and Joint Escrow
        Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
        and Mission Square Partners, dated September 19, 1997(6)
 10.60 Fourth Amendment to the Purchase and Sale Agreement and Joint Escrow
        Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
        and Mission Square Partners, dated September 22, 1997(6)

  10.61 Fifth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated September 23, 1997(6)
  10.62 Sixth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated September 25, 1997(6)
  10.63 Seventh Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated September 29, 1997(6)
  10.64 Eighth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated October 2, 1997(6)
  10.65 Ninth Amendment to the Purchase and Sale Agreement and Joint Escrow
         Instructions, dated July 10, 1997, by and between Kilroy Realty, L.P.
         and Mission Square Partners, dated October 24, 1997(6)
  10.66 Contribution Agreement, dated October 21, 1997, by and between Kilroy
         Realty, L.P. and Kilroy Realty Corporation and The Allen Group and the
         Allens(8)
  10.67 Purchase and Sale Agreement and Escrow Instructions, dated December 11,
         1997, by and between Kilroy Realty, L.P. and Swede-Cal Properties,
         Inc., Viking Investors of Southern California, L.P. and Viking
         Investors of Southern California II, L.P.(9)
  10.68 Amendment to the Contribution Agreement, dated October 14, 1998, by and between Kilroy Realty, L.P. and Kilroy Realty Corporation and The
         Allen Group and the Allens, dated October 21, 1997(14)
  10.69 Amended and Restated Revolving Credit Agreement, dated as of October 8,
         1998 among Kilroy Realty, L.P., Morgan Guaranty Trust Company of New
         York, as Bank and as Lead Agent for the Banks, and the Banks listed therein.(14)
  10.70 Amended and Restated Guaranty of Payment, dated as of October 8, 1998, between Kilroy Realty Corporation and Morgan Guaranty Trust Company of
         New York.(14)
 *10.71 Form of Dividend Reinvestment and Direct Purchase Plan.
  23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (to be filed by amendment)
  23.2  Consent of Deloitte & Touche LLP (to be filed by amendment)
  24.1 Power of Attorney (included on the signature page to the registration statement)
 *27.1  Financial Data Schedule
 *99.1  Enrollment Form
 *99.2  Request for Waiver Form

--------
  *Filed herewith.

 (1) Previously filed as an exhibit to the Registration Statement on Form S-11 (No. 333-15553) as declared effective on January 28, 1997 and incorporated herein by reference.

 (2) Previously filed as Exhibit 10.11 and 10.12, respectively, to the Current Report on Form 8-K, dated May 22, 1997, and incorporated herein by reference.

 (3) Previously filed as Exhibit 10.57, 10.58 and 10.59, respectively, to the Current Report on Form 8-K, dated June 30, 1997, and incorporated herein by reference.

 (4) Previously filed as Exhibit 10.54, 10.59, 10.60, 10.61 and 10.62, respectively, to the Current Report on Form 8-K, dated June 30, 1997, and incorporated herein by reference.

 (5) Previously filed as an exhibit to the Registration Statement on Form S-11 (No. 333-32261), and incorporated herein by reference.

 (6) Previously filed as an exhibit on Form 10-Q, for the quarterly period ended September 30, 1997, and incorporated herein by reference.

 (7) Previously filed as an exhibit to the Current Report on Form 8-K/A, dated October 29, 1997, and incorporated herein by reference.

 (8) Previously filed as Exhibit 10.70 and 10.71, respectively, to the Current Report on Form 8-K, dated November 7, 1997, and incorporated herein by reference.

 (9) Previously filed as Exhibit 10.70 to the Current Report on Form 8-K, dated December 17, 1997, and incorporated herein by reference.

(10) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated February 6, 1998 and incorporated herein by reference.

(11) Previously filed as an exhibits to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 and incorporated herein by reference.

(12) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 29, 1997 and incorporated herein by reference.

(13) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated August 20, 1998 and incorporated herein by reference.

(14) Previously filed as an exhibit on Form 10-Q (No. 1-12675) for the quarterly period ended September 30, 1998 and incorporated herein by reference.

(15) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated November 24, 1998 and incorporated herein by reference.

(16) Previously filed as an exhibit to the Current Report on Form 8-K (No. 1-12675) dated October 2, 1998 and incorporated herein by reference.